Exhibit (a)(1)(A)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock and Certain Unexercised Warrants and Unconverted Notes

of

CLINICAL DATA, INC.

at

a net price per share of Common Stock of $30.00, plus the contractual contingent value right (the “CVR Consideration”) to receive additional consideration of up to $6.00 per share upon the achievement of certain milestones; and

a net price for each Laurus Warrant (as defined below) equal to: (i) the product of $10.00 multiplied by the number of Shares (as defined below) subject to such Laurus Warrant as of immediately prior to the Acceptance Time (as defined below), and (ii) the right to receive the CVR Consideration with respect to each of the total number of Shares that would have been issuable upon exercise in full of such Laurus Warrant as of immediately prior to the Acceptance Time; and

a net price for each 2005 Warrant (as defined below) equal to: (i) the product of $14.90 multiplied by the number of Shares subject to such 2005 Warrant as of immediately prior to the Acceptance Time, and (ii) the right to receive the CVR Consideration with respect to each of the total number of Shares that would have been issuable upon exercise in full of such 2005 Warrant as of immediately prior to the Acceptance Time; and

a net price for each 2006 Warrant (as defined below) equal to: (i) the product of $17.71 multiplied by the number of Shares subject to such 2006 Warrant as of immediately prior to the Acceptance Time, and (ii) the right to receive the CVR Consideration with respect to each of the total number of Shares that would have been issuable upon exercise in full of such 2006 Warrant as of immediately prior to the Acceptance Time; and

a net price for each 2008 Warrant (as defined below) equal to: (i) the product of $13.56 multiplied by the number of Shares subject to such 2008 Warrant as of immediately prior to the Acceptance Time, and (ii) the right to receive the CVR Consideration with respect to each of the total number of Shares that would have been issuable upon exercise in full of such 2008 Warrant as of immediately prior to the Acceptance Time; and

a net price for each Series A 2009 Warrant (as defined below) equal to: (i) the product of $21.88 multiplied by the number of Shares subject to such Series A 2009 Warrant as of immediately prior to the Acceptance Time, and (ii) the right to receive the CVR Consideration with respect to each of the total number of Shares that would have been issuable upon exercise in full of such Series A 2009 Warrant as of immediately prior to the Acceptance Time;

a net price for each Series B 2009 Warrant (as defined below) equal to: (i) the product of $20.26 multiplied by the number of Shares subject to such Series B 2009 Warrant as of immediately prior to the Acceptance Time, and (ii) the right to receive the CVR Consideration with respect to each of the total number of Shares that would have been issuable upon exercise in full of such Series B 2009 Warrant as of immediately prior to the Acceptance Time;

a net price for each Company Note (as defined below) equal to: (i) the product of $30.00 multiplied by the maximum number of Shares into which such Company Note is convertible immediately prior to the Acceptance Time, and (ii) the right to receive the CVR Consideration with respect to each of the total number of Shares that would have been issuable upon conversion in full of such Company Note as of immediately prior to the Acceptance Time.

by

MAGNOLIA ACQUISITION CORP.

a wholly-owned subsidiary of

FL HOLDING CV

and an indirect wholly-owned subsidiary of

FOREST LABORATORIES, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY APRIL 4, 2011, UNLESS THE OFFER IS EXTENDED.

Magnolia Acquisition Corp., a Delaware corporation (the “Purchaser”) and a wholly-owned subsidiary of FL Holding CV, an entity organized under the laws of the Netherlands (“Parent”) and an indirect wholly-owned subsidiary of Forest Laboratories, Inc. (“Forest”), is offering to purchase (i) all of the outstanding shares of common stock, $0.01 par value (the “Shares”), of Clinical Data, Inc., a Delaware corporation (“Clinical Data”), at a purchase price of $30.00 per Share, net to the sellers in cash, without interest thereon and subject to any required withholding taxes (the “Upfront Consideration”) plus the CVR Consideration (as defined above) (together with the Upfront Consideration, the “Shares Offer Price”), (ii) all of the outstanding warrants, dated August 31, 2006, issued by Clinical Data to Laurus Master Fund, Ltd. (the “Laurus Warrants”) at a net price per warrant equal to (a) the product of $10.00 multiplied by the number of Shares subject to such warrant as of immediately prior to the Acceptance Time (as defined in Section 11 — “The Merger Agreement; Other Agreements”), and (b) the right to receive the CVR Consideration with respect to each of the total number of Shares that would have been issuable upon exercise in full of such Laurus Warrant as of immediately prior to the Acceptance Time, (iii) all outstanding warrants issued by Clinical Data pursuant to that certain Securities Purchase Agreement, dated as of November 17, 2005 between Clinical Data and the investors named therein (the “2005 Warrants”) at a net price per warrant equal to (a) the product of $14.90 multiplied by the number of Shares subject to such 2005 Warrant as of immediately prior to the Acceptance Time, and (b) the right to receive the CVR Consideration with respect to each of the total number of Shares that would have been issuable upon exercise in full of the 2005 Warrant as of immediately prior to the Acceptance Time, (iv) all outstanding warrants issued by Clinical Data pursuant to that certain Securities Purchase Agreement, dated as of June 13, 2006 between Clinical Data and the investors named therein (the “2006 Warrants”) at a net price per warrant equal to (a) the product of $17.71 multiplied by the number of Shares subject to such 2006 Warrant as of immediately prior to the Acceptance Time, and (b) the right to receive the CVR Consideration with respect to each of the total number of Shares that would have been issuable upon exercise in full of the 2006 Warrant as of immediately prior to the Acceptance Time, (v) all outstanding warrants issued by Clinical Data pursuant to that certain Securities Purchase Agreement, dated as of September 26, 2008 between Clinical Data and the purchasers named therein (the “2008 Warrants”) at a net price per warrant equal to (a) the product of $13.56 multiplied by the number of Shares subject to such 2008 Warrant as of immediately prior to the Acceptance Time, and (b) the right to receive the CVR Consideration with respect to each of the total number of Shares that would have been issuable upon exercise in full of the 2008 Warrant as of immediately prior to the Acceptance Time, (vi) all outstanding warrants with an exercise price of $8.120 issued by Clinical Data pursuant to that certain Securities Purchase Agreement, dated as of February 25, 2009 between Clinical Data and the buyers named therein (the “Series A 2009 Warrants”) at a net price per warrant equal to (a) the product of $21.88 multiplied by the number of Shares subject to such Series A 2009 Warrant as of immediately prior to the Acceptance Time, and (b) the right to receive the CVR Consideration with respect to each of the total number of Shares that would have been issuable upon exercise in full of the Series A 2009 Warrant as of immediately prior to the Acceptance Time, (vii) all outstanding warrants with an exercise price of $9.744 issued by Clinical Data pursuant to that certain Securities Purchase Agreement, dated as of February 25, 2009 between Clinical Data and the buyers named therein (the “Series B 2009 Warrants,” and together with the Laurus Warrants, 2005 Warrants, 2006 Warrants, 2008 Warrants, and Series A 2009 Warrants, the “In-the-Money Warrants”) at a net price per warrant equal to (a) the product of $20.26 multiplied by the number of Shares subject to such Series B 2009 Warrant as of immediately prior to the Acceptance Time, and (b) the right to receive the CVR Consideration with respect to each of the total number of Shares that would have been issuable upon exercise in full of the Series B 2009 Warrant as of immediately prior to the Acceptance Time and (viii) all outstanding convertible notes dated February 25, 2009 issued by Clinical Data pursuant to that certain Securities Purchase Agreement dated February 25, 2009 by and among Clinical Data, New River Management V, LP and RJK, L.L.C. and in an aggregate principal amount of $50,000,000 (the “Company Notes”) at a net price per note equal to (a) the product of $30.00 multiplied by the maximum number of Shares into which such Company Note is convertible immediately prior to the Acceptance Time, and (b) the right to receive the CVR Consideration with respect to each of the total number of Shares that would have been issuable upon conversion in full of the Company Note as of immediately prior to the Acceptance Time (the In-the-Money Warrants and the Company Notes, together with the Shares, the “Securities”), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the applicable Letter(s) of Transmittal (which, together with the Offer to Purchase, each as may be amended or supplemented from time to time, collectively constitute the “Offer”).

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of February 22, 2011 (as it may be amended from time to time, the “Merger Agreement”), among Parent, the Purchaser, Forest Laboratories, Inc., an indirect parent of Parent, and Clinical Data. The Merger Agreement provides, among other things, that following consummation of the Offer and subject to certain conditions, the Purchaser will be merged with and into Clinical Data (the “Merger”), with Clinical Data continuing as the surviving corporation and a wholly-owned subsidiary of Parent. In the Merger, (i) each Share outstanding immediately prior to the effective time of the Merger (other than Shares held by Parent or any subsidiary of Parent, including the Purchaser, and any Shares held by Clinical Data as treasury stock, which Shares will be canceled without any conversion, and other than Shares held by any stockholder of Clinical Data who is entitled to and properly exercises appraisal rights under Delaware law) will be canceled and converted into the right to receive the Shares Offer Price, and (ii) all outstanding Company Notes and In-the-Money Warrants issued by Clinical Data that are convertible into or exercisable for shares of Clinical Data’s common stock will be canceled, as permitted by the terms thereof, and converted into the right to receive consideration defined in the Merger Agreement. Under certain circumstances, Parent, the Purchaser and Clinical Data have agreed to proceed with a one-step merger transaction if the Offer is not completed. Under no circumstances will interest be paid on the purchase price for the Securities, regardless of any extension of the Offer or any delay in making payment for the Securities.

The Offer is conditioned upon, among other things, (i) satisfaction of the Minimum Condition (as described below) and (ii) (A) the waiting period (and any extension thereof) applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) having been terminated or expired, and (B) all other authorizations, consents, orders or approvals of, or declarations, notices or filings with, or expirations of waiting periods imposed by, any governmental authority required to be obtained or made in connection with the purchase of Securities pursuant to the Offer having been made or obtained (although no pre-merger notification forms under the antitrust or competition laws of any foreign jurisdiction will be considered a required governmental approval) (the “Regulatory Condition”). The Minimum Condition requires that, at the time of the expiration of the Offer, there shall have been tendered and not validly withdrawn Securities that, considered together with all other Shares (if any) beneficially owned by Parent and its affiliates (with Company Notes and In-the-Money Warrants calculated on an as-converted to Clinical Data common stock basis) plus the number of all Shares issued or issuable pursuant to the Top-Up Option (see Section 1 — “Terms of the Offer”), represent at least one Share more than 90% of the sum of (i) the total number of Shares outstanding at the time the Offer expires calculated on a fully-diluted basis plus (ii) the number of all Shares issued or issuable pursuant to the Top-Up Option (the “Minimum Condition”). The Offer also is subject to other conditions set forth in this Offer to Purchase. See Section 15 — “Conditions of the Offer.”

On February 21, 2011, the Clinical Data Board of Directors unanimously approved the Offer, the Merger Agreement and the Support Agreement (defined below in Section 11 — “The Merger Agreement; Other Agreements”), and (i) determined that the Merger Agreement, the Support Agreement and the transactions contemplated therein are advisable, fair to and in the best interests of the holders of Shares, (ii) authorized and approved the execution, delivery and performance of the Merger Agreement by Clinical Data and declared that the Merger Agreement is advisable, and (iii) resolved to recommend that Clinical Data’s stockholders, warrant holders and note holders tender their Shares, In-the-Money Warrants and Company Notes pursuant to the Offer and adopt the Merger Agreement.

Accordingly, Clinical Data’s Board of Directors unanimously recommends that the holders of Clinical Data’s Securities accept the Offer and tender their Securities pursuant to the Offer and adopt the Merger Agreement and approve the Merger.

A summary of the principal terms of the Offer appears on pages i-xii. You should read this entire document carefully before deciding whether to tender your Securities in the Offer.

IMPORTANT

If you wish to tender all or a portion of your Securities in the Offer, you should either (i) complete and sign the applicable letter(s) of transmittal (or a facsimile thereof) that accompanies this Offer to Purchase (each, a “Letter of Transmittal”) in accordance with the instructions in the applicable Letter(s) of Transmittal and mail or deliver the applicable Letter(s) of Transmittal and all other required documents to the Depositary (as defined herein) together with certificates, if any, representing the Securities tendered or follow the procedure for book-entry transfer set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Securities” or (ii) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If you hold Securities in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Securities. Parent and the Purchaser will not accept any Securities tendered through a guaranteed delivery process.

Questions and requests for assistance should be directed to MacKenzie Partners, Inc. (the “Information Agent”) at the address and telephone numbers set forth below and on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the applicable Letter(s) of Transmittal, and other materials related to the Offer may also be obtained at our expense from the Information Agent. Additionally, copies of this Offer to Purchase, the applicable Letter(s) of Transmittal, and any other material related to the Offer may be found at www.sec.gov.

The Information Agent for the Offer is:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

212-929-5500 (Call Collect) or

CALL TOLL FREE 800-322-2885

Email: tenderoffer@mackenziepartners.com

The Dealer Manager for the Offer is:

Morgan Stanley & Co. Incorporated

1585 Broadway

New York, NY 10036

(212) 761-0367

The Depositary for the Offer is:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, New York 11219

(877) 248-6417

(718) 921-8317

March 8, 2011

SUMMARY TERM SHEET

The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in the Offer to Purchase and the Letters of Transmittal. You are urged to read carefully the Offer to Purchase and the applicable Letter(s) of Transmittal in their entirety. Parent and the Purchaser have included cross-references in this summary term sheet to other sections of the Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning Clinical Data contained herein and elsewhere in the Offer to Purchase has been provided to Parent and the Purchaser by Clinical Data or has been taken from or is based upon publicly available documents or records of Clinical Data on file with the United States Securities and Exchange Commission or other public sources at the time of the Offer. Parent and the Purchaser have not independently verified the accuracy and completeness of such information. Parent and the Purchaser have no knowledge that would indicate that any statements contained herein relating to Clinical Data provided to Parent and the Purchaser or taken from or based upon such documents and records filed with the United States Securities and Exchange Commission are untrue or incomplete in any material respect.

Securities Sought:	(A) All of the issued and outstanding shares of common stock, $0.01 par value, of Clinical Data, Inc. (“Clinical Data”) (the “Shares”);

(B) all outstanding warrants, dated August 31, 2006, issued by Clinical Data to Laurus Master Fund, Ltd. (the “Laurus Warrants”);

(C) all outstanding warrants issued by Clinical Data pursuant to that certain Securities Purchase Agreement, dated as of November 17, 2005 between Clinical Data and the investors named therein (the “2005 Warrants”), subject to the right of the Purchaser to decline to accept any 2005 Warrant with an expiration date that would occur earlier than the third business day following the expiration date of the Offer;

(D) all outstanding warrants issued by Clinical Data pursuant to that certain Securities Purchase Agreement, dated as of June 13, 2006 between Clinical Data and the investors named therein (the “2006 Warrants”);

(E) all outstanding warrants issued by Clinical Data pursuant to that certain Securities Purchase Agreement, dated as of September 26, 2008 between Clinical Data and the purchasers named therein (the “2008 Warrants”);

(F) all outstanding warrants with an exercise price of $8.120 issued by Clinical Data pursuant to that certain Securities Purchase Agreement, dated as of February 25, 2009 between Clinical Data and the buyers named therein (the “Series A 2009 Warrants”);

(G) all outstanding warrants with an exercise price of $9.744 issued by Clinical Data pursuant to that certain Securities Purchase Agreement, dated as of February 25, 2009 between Clinical Data and the buyers named therein (the “Series B 2009 Warrants,” and together with the Laurus Warrants, 2005 Warrants, 2006 Warrants, 2008 Warrants, and Series A 2009 Warrants, the “In-the-Money Warrants”); and

(H) all outstanding convertible notes dated February 25, 2009 issued by Clinical Data pursuant to that certain Securities Purchase Agreement dated February 25, 2009 by and among Clinical Data, New River Management V, LP and RJK, L.L.C. and in an aggregate principal amount of $50,000,000 (the “Company Notes”).

Price Offered Per Security:	(A) With respect to the Shares, (i) $30.00 per Share, net to the sellers in cash, without interest thereon and subject to any required withholding taxes (the “Upfront Consideration”) plus (ii) the contractual contingent value right to receive additional consideration of up to $6.00 per Share in cash upon the achievement of certain milestones (the “CVR Consideration”);

(B) with respect to each unexercised Laurus Warrant, (i) the product of $10.00 multiplied by the number of Shares subject to such Laurus Warrant as of immediately prior to the Acceptance Time (defined below), and (ii) the right to receive the CVR Consideration with respect to each of the total number of Shares that would have been issuable upon exercise in full of such Laurus Warrant as of immediately prior to the Acceptance Time;

(C) with respect to each unexercised 2005 Warrant, (i) the product of $14.90 multiplied by the number of Shares subject to such 2005 Warrant as of immediately prior to the Acceptance Time, and (ii) the right to receive the CVR Consideration with respect to each of the total number of Shares that would have been issuable upon exercise in full of such 2005 Warrant as of immediately prior to the Acceptance Time;

(D) with respect to each unexercised 2006 Warrant, (i) the product of $17.71 multiplied by the number of Shares subject to such 2006 Warrant as of immediately prior to the Acceptance Time, and (ii) the right to receive the CVR Consideration with respect to each of the total number of Shares that would have been issuable upon exercise in full of such 2006 Warrant as of immediately prior to the Acceptance Time;

(E) with respect to each unexercised 2008 Warrant, (i) the product of $13.56 multiplied by the number of Shares subject to such 2008 Warrant as of immediately prior to the Acceptance Time, and (ii) the right to receive the CVR Consideration with respect to each of the total number of Shares that would have been issuable upon exercise in full of such 2008 Warrant as of immediately prior to the Acceptance Time;

(F) with respect to each unexercised Series A 2009 Warrant, (i) the product of $21.88 multiplied by the number of Shares subject to such Series A 2009 Warrant as of immediately prior to the Acceptance Time, and (ii) the right to receive the CVR Consideration with respect to each of the total number of Shares that would have been issuable upon exercise in full of such Series A 2009 Warrant as of immediately prior to the Acceptance Time;

(G) with respect to each unexercised Series B 2009 Warrant, (i) the product of $20.26 multiplied by the number of Shares subject to such Series B 2009 Warrant as of immediately prior to the Acceptance Time, and (ii) the right to receive the CVR Consideration with respect to each of the total number of Shares that would have been issuable upon exercise in full of such Series B 2009 Warrant as of immediately prior to the Acceptance Time; and

(H) with respect to each unconverted Company Note, (i) the product of $30.00 multiplied by the maximum number of Shares into which such Company Note is convertible immediately prior to the Acceptance Time, and (ii) the right to receive the CVR Consideration with respect to each of the total number of Shares that would have been issuable upon conversion in full of such Company Note as of immediately prior to the Acceptance Time.

Scheduled Expiration of Offer:	12:00 midnight, New York City time, at the end of Monday, April 4, 2011, unless the Offer is otherwise extended. See Section 1 — “Terms of the Offer.”

Purchaser:	Magnolia Acquisition Corp., a corporation organized under the laws of Delaware and a wholly-owned subsidiary of FL Holding CV, an entity organized under the laws of the Netherlands, and an indirect wholly-owned subsidiary of Forest Laboratories, Inc., a corporation organized under the laws of Delaware.

Minimum Tender Condition:	The Offer is contingent upon the satisfaction of the Minimum Condition, which requires that, at the time of the expiration of the Offer, there shall have been tendered and not validly withdrawn Securities that, considered together with all other Shares (if any) beneficially owned by Parent and its affiliates (with Company Notes and In-the-Money Warrants calculated on an as-converted to Clinical Data common stock basis) plus the number of all Shares issued or issuable pursuant to the Top-Up Option (as described below), represent at least one Share more than 90% of the sum of (i) the total number of Shares outstanding at the time the Offer expires calculated on a fully-diluted basis plus (ii) the number of all Shares issued or issuable pursuant to the Top-Up Option.

Target Board Recommendation:	On February 21, 2011, the Clinical Data Board of Directors unanimously approved the Offer, the Merger Agreement and the Support Agreement (defined below in Section 11 — “The Merger Agreement; Other Agreements”), and (i) determined that the Merger Agreement, the Support Agreement and the transactions contemplated therein are advisable, fair to and in the best interests of the holders of Shares, (ii) authorized and approved the execution, delivery and performance of the Merger Agreement by Clinical Data and declared that the Merger Agreement is advisable, and (iii) resolved to recommend that Clinical Data’s stockholders, warrant holders and note holders tender their Shares, In-the-Money Warrants and Company Notes pursuant to the Offer and (to the extent necessary) adopt the Merger Agreement.

Accordingly, Clinical Data’s Board of Directors unanimously recommends that the holders of Clinical Data’s Securities accept the Offer and tender their Securities pursuant to the Offer and adopt the Merger Agreement and approve the Merger.

Completion of Merger	If the conditions to the Offer are met, the Merger will occur promptly following acceptance of the Securities in the Offer. In addition, the Merger Agreement provides that in the event that the conditions to the Offer, including the Minimum Condition, are not met, the parties will complete the Merger without the prior completion of the Offer, after receipt of the approval of the holders of a majority of the outstanding Clinical Data Common Stock for the adoption of the Merger Agreement.

Who is offering to buy my securities?

We are Magnolia Acquisition Corp., a Delaware corporation, formed for the purpose of making this Offer. We are currently a wholly-owned subsidiary of FL Holding CV, an entity formed under the laws of the Netherlands (“Parent”), and an indirect wholly-owned subsidiary of Forest Laboratories, Inc., a Delaware corporation (“Forest”). We currently anticipate that prior to the completion of the Offer, Parent will contribute all of the outstanding shares of our capital stock to another newly-formed corporation, following which we will remain an indirect wholly-owned subsidiary of Forest. Parent was formed principally for the purpose of holding certain non-United States assets of Forest. Forest and its subsidiaries develop, manufacture and sell branded forms of ethical drug products, most of which require a physician’s prescription.

Unless the context indicates otherwise, in this Offer to Purchase, we use the terms “us,” “we” and “our” to refer to Magnolia Acquisition Corp. and, where appropriate, Parent. We use the term “Parent” to refer to FL Holding CV alone, the term the “Purchaser” to refer to Magnolia Acquisition Corp. alone and the terms “Clinical Data” or the “Company” to refer to Clinical Data, Inc.

See the “Introduction” to this Offer to Purchase and Section 8 — “Certain Information Concerning Parent, the Purchaser, and Forest.”

What are the classes and amounts of securities sought in the Offer?

We are offering to purchase (i) all of the outstanding shares of common stock, $0.01 par value, of Clinical Data on the terms and subject to the conditions set forth in this Offer to Purchase (the “Shares”), (ii) all outstanding warrants, dated August 31, 2006, issued by Clinical Data to Laurus Master Fund, Ltd. (the “Laurus Warrants”), (iii) all outstanding warrants issued by Clinical Data pursuant to that certain Securities Purchase Agreement, dated as of November 17, 2005 between Clinical Data and the investors named therein (the “2005 Warrants”), (iv) all outstanding warrants issued by Clinical Data pursuant to that certain Securities Purchase Agreement, dated as of June 13, 2006 between Clinical Data and the investors named therein (the “2006 Warrants”), (v) all outstanding warrants issued by Clinical Data pursuant to that certain Securities Purchase Agreement, dated as of September 26, 2008 between Clinical Data and the purchasers named therein (the “2008 Warrants”), (vi) all outstanding warrants with an exercise price of $8.120 issued by Clinical Data pursuant to that certain Securities Purchase Agreement, dated as of February 25, 2009 between Clinical Data and the buyers named therein (the “Series A 2009 Warrants”), (vii) all outstanding warrants with an exercise price of $9.744 issued by Clinical Data pursuant to that certain Securities Purchase Agreement, dated as of February 25, 2009 between Clinical Data and the buyers named therein (the “Series B 2009 Warrants,” and together with the Laurus Warrants, 2005 Warrants, 2006 Warrants, 2008 Warrants, and Series A 2009 Warrants, the “In-the-Money Warrants”), and (viii) all outstanding convertible notes dated February 25, 2009 issued by Clinical Data pursuant to that certain Securities Purchase Agreement dated February 25, 2009 by and among Clinical Data, New River Management V, LP and RJK, L.L.C. and in an aggregate principal amount of

v

$50,000,000 (the “Company Notes”). Unless the context otherwise requires, in this Offer to Purchase we use the term “Offer” to refer to this offer and the term “Securities” to refer to the Shares, In-the-Money Warrants, and Company Notes that are the subject of the Offer.

Purchaser has discretion over whether to accept for payment or (subject to the rules and regulations of the SEC) pay for, any In-the-Money Warrant that has an expiration date that would occur earlier than the third business day following the expiration date of the Offer (as the Offer may be extended).

See the “Introduction” to this Offer to Purchase and Section 1 — “Terms of the Offer.”

How much are you offering to pay? What is the form of payment? Will I have to pay any fees or commissions?

With respect to the Shares, we are offering to pay (i) $30.00 per Share, net to the sellers in cash, without interest thereon and subject to any required withholding taxes (the “Upfront Consideration”) plus (ii) the contractual contingent value right to receive additional consideration of up to $6.00 per Share in cash upon the achievement of certain milestones (the “CVR Consideration,” and together with the Upfront Consideration, the “Shares Offer Price”).

With respect to each unexercised Laurus Warrant, we are offering to pay (i) the product of $10.00 multiplied by the number of Shares subject to such Laurus Warrant as of immediately prior to the Acceptance Time (as defined in Section 11 — “The Merger Agreement; Other Agreements”), and (ii) the right to receive the CVR Consideration with respect to each of the total number of Shares that would have been issuable upon exercise in full of such Laurus Warrant as of immediately prior to the Acceptance Time (the “Laurus Warrant Offer Price”).

With respect to each unexercised 2005 Warrant, we are offering to pay (i) the product of $14.90 multiplied by the number of Shares subject to such 2005 Warrant as of immediately prior to the Acceptance Time, and (ii) the right to receive the CVR Consideration with respect to each of the total number of Shares that would have been issuable upon exercise in full of such 2005 Warrant as of immediately prior to the Acceptance Time (the “2005 Warrant Offer Price”).

With respect to each unexercised 2006 Warrant, we are offering to pay (i) the product of $17.71 multiplied by the number of Shares subject to such 2006 Warrant as of immediately prior to the Acceptance Time, and (ii) the right to receive the CVR Consideration with respect to each of the total number of Shares that would have been issuable upon exercise in full of such 2006 Warrant as of immediately prior to the Acceptance Time (the “2006 Warrant Offer Price”).

With respect to each unexercised 2008 Warrant, we are offering to pay (i) the product of $13.56 multiplied by the number of Shares subject to such 2008 Warrant as of immediately prior to the Acceptance Time, and (ii) the right to receive the CVR Consideration with respect to each of the total number of Shares that would have been issuable upon exercise in full of such 2008 Warrant as of immediately prior to the Acceptance Time (the “2008 Warrant Offer Price”).

With respect to each unexercised Series A 2009 Warrant, we are offering to pay (i) the product of $21.88 multiplied by the number of Shares subject to such Series A 2009 Warrant as of immediately prior to the Acceptance Time, and (ii) the right to receive the CVR Consideration with respect to each of the total number of Shares that would have been issuable upon exercise in full of such Series A 2009 Warrant as of immediately prior to the Acceptance Time (the “Series A 2009 Warrant Offer Price”).

With respect to each unexercised Series B 2009 Warrant, we are offering to pay (i) the product of $20.26 multiplied by the number of Shares subject to such Series B 2009 Warrant as of immediately prior to the Acceptance Time, and (ii) the right to receive the CVR Consideration with respect to each of the total number of Shares that would have been issuable upon exercise in full of the Series B 2009 Warrant as of immediately prior to the Acceptance Time (the “Series B 2009 Warrant Offer Price”).

With respect to each unconverted Company Note, we are offering to pay (i) the product of $30.00 multiplied by the maximum number of Shares into which such Company Note is convertible immediately prior to the Acceptance Time, and (ii) the right to receive the CVR Consideration with respect to each of the total number of Shares that would have been issuable upon conversion in full of the Company Note as of immediately prior to the Acceptance Time (the “Company Notes Offer Price”).

We refer to the respective Shares Offer Price, Laurus Warrant Offer Price, 2005 Warrant Offer Price, 2006 Warrant Offer Price, 2008 Warrant Offer Price, Series A 2009 Warrant Offer Price, Series B 2009 Warrant Offer Price, and Company Notes Offer Price collectively as the “Offer Price” or “Offer Prices.” If you are the record owner of your Securities and you directly tender your Securities to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Securities through a broker, banker or other nominee, and your broker tenders your Securities on your behalf, your broker, banker or other nominee may charge you a fee for doing so. You should consult your broker, banker or other nominee to determine whether any service fees or commissions will apply.

See the “Introduction” to this Offer to Purchase.

Is there an agreement governing the Offer?

Yes. Parent, the Purchaser, Clinical Data, and Forest have entered into an Agreement and Plan of Merger, dated as of February 22, 2011 (as it may be amended from time to time, the “Merger Agreement”). The Merger Agreement provides, among other things, for the terms and conditions of the Offer and the subsequent merger of the Purchaser with and into Clinical Data (the “Merger”), with Clinical Data surviving as a wholly-owned subsidiary of Parent.

See Section 11 — “The Merger Agreement; Other Agreements” and Section 15 — “Conditions of the Offer.”

Do you have the financial resources to make payment?

Yes. We estimate that we will need approximately $1.3 billion to purchase all of the Securities pursuant to the Offer, to make payments in respect of outstanding compensation obligations, to fund amounts that will become payable under Clinical Data’s financing arrangements and that may become payable under Clinical Data’s outstanding convertible notes and to consummate the Merger, plus related fees and expenses. In addition, we estimate that we would need approximately an additional $275 million to pay the maximum aggregate CVR Consideration that holders of the Securities are entitled to in the event that all milestones are achieved. Parent will provide us with sufficient funds to purchase all Securities properly tendered in the Offer and to fund the Merger with Clinical Data and the other transactions contemplated by the Merger Agreement, which are expected to follow the successful completion of the Offer in accordance with the terms and conditions of the Merger Agreement. Parent’s obligations under the Merger Agreement are guaranteed by Forest. The Offer is not conditioned upon our ability to finance the purchase of Securities pursuant to the Offer. Parent expects to obtain the necessary funds from existing cash balances and cash equivalents.

See Section 9 — “Source and Amount of Funds.”

What is the CVR Consideration and how does it work?

The CVR Consideration represents the non-transferable contractual right to receive additional payments in respect of the Securities you tender based on the future net sales of Viibryd or other products containing vilazadone hydrochloride (the “Product”). For each Share tendered in the Offer or for each Share that would have been issuable upon exercise in full or conversion in full, as applicable, of Company Notes or In-the-Money Warrants tendered in the Offer, the CVR Consideration will entitle you to $1.00 per Share if the aggregate net sales of the Product in the United States in any four consecutive calendar quarters occurring between the Merger and the fifth anniversary of the Merger equal or exceed a total of $800,000,000, an additional $2.00 per Share if aggregate net sales of the Product in the United States in any four consecutive calendar quarters occurring between the Merger and the sixth anniversary of the Merger equal or exceed a total of $1,100,000,000, and an additional $3.00 per Share if aggregate net sales of the Product in the United States in any four consecutive calendar quarters occurring between the Merger and the seventh anniversary of the Merger equal or exceed a total of $1,500,000,000. The five, six and seven year periods described above may be extended in the event that the commercial launch of the Product occurs more than six months after the completion of the Merger in certain circumstances.

For additional information about the CVR Consideration, see Section 11 — “The Merger Agreement; Other Agreements” below.

Is your financial condition relevant to my decision to tender my Securities in the Offer?

No. We do not think our financial condition is relevant to your decision whether to tender Securities and accept the Offer because:

•	the Offer is being made for all outstanding Securities solely for the Upfront Consideration and the CVR Consideration, both of which will be paid in cash and will be guaranteed by Forest;

•

we, through Parent, will have sufficient funds available to purchase all Securities successfully tendered in the Offer in light of our financial capacity in relation to the amount of consideration payable;

•	the Offer is not subject to any financing condition; and

•

if we consummate the Offer, we are required to acquire any remaining Securities for the same Upfront Consideration and CVR Consideration, both of which will be paid in cash and will be guaranteed by Forest, in the Merger.

See Section 9 — “Source and Amount of Funds.”

How long do I have to decide whether to tender my Securities in the Offer?

You will have until 12:00 midnight, New York City time, on Monday, April 4, 2011 (which is the end of the day on April 4, 2011), to tender your Securities in the Offer, unless we extend the Offer. In addition, if we decide to provide a subsequent offering period for the Offer as described below, you will have an additional opportunity to tender your Securities. We do not currently intend to provide a subsequent offering period, although we reserve the right to do so.

See Section 1 — “Terms of the Offer” and Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Can the Offer be extended and under what circumstances?

Yes. We have agreed in the Merger Agreement that, subject to our and Clinical Data’s rights to terminate the Merger Agreement in accordance with its terms:

•

If, on the scheduled expiration date of the Offer or any subsequent date as of which the Offer is scheduled to expire, any condition of the Offer (as set forth in Section 15 — “Conditions of the Offer”) is not satisfied or waived then, to the extent requested in writing by Clinical Data, the Purchaser must extend the Offer and its expiration date beyond the initial expiration date for one or more periods of not more than five (5) business days each (or such other number of business days as the parties may agree) and ending no later than May 23, 2011 (or, under certain circumstances, June 23, 2011) to permit the conditions to the Offer to be satisfied; provided, that the Company may not require the Purchaser to extend the offer to any date that is later than the date on which the Stockholders’ Meeting (defined below) is scheduled to occur.

•

If, on the scheduled expiration date of the Offer, any condition of the Offer (as set forth in Section 15 — “Conditions of the Offer”) is not satisfied or waived, we may, in our sole discretion, extend the Offer and its expiration date beyond the initial expiration date for one or more periods of not more than five (5) business days each (or such other number of business days as the parties may agree) and ending no later than May 23, 2011 (or, under certain circumstances, June 23, 2011) to permit the conditions to the Offer to be satisfied.

•

If Clinical Data receives an Acquisition Proposal (as defined in Section 11 — “The Merger Agreement; Other Agreements”) five (5) or fewer business days prior to the initial expiration date or such other subsequent expiration date of the Offer, and Clinical Data provides Parent with a written request not less than one (1) business day prior to the then scheduled expiration of the Offer that the Purchaser extend the Offer, then the Purchaser must extend the Offer and its expiration date to such date as is necessary to ensure that the Offer does not expire until the earlier of five (5) business days from the date of such request and May 23, 2011 (or, under certain circumstances, June 23, 2011), or for such shorter period as may be specified by Clinical Data in such written request, provided, that the Company may not require the Purchaser to extend the offer to any date that is later than the date on which the Stockholders’ Meeting (defined below) is scheduled to occur.

•

The Offer will be extended for any period required by any rule, regulation, interpretation or position of the United States Securities and Exchange Commission (the “SEC”) or its staff that is applicable to the Offer.

The Purchaser may provide for a subsequent offering period in compliance with Rule 14d-11 under the Exchange Act of not less than three (3) nor more than twenty (20) business days (for this purpose calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) immediately following the expiration of the Offer. A subsequent offering period is different from an extension of the Offer. Unlike during an extension of the Offer, during a subsequent offering period, you would not be able to withdraw any of the Securities that you tender during the subsequent offering period.

See Section 1 — “Terms of the Offer” of this Offer to Purchase for more details on our obligation and ability to extend the Offer.

How will I be notified if the Offer is extended?

If we extend the Offer, we will inform American Stock Transfer & Trust Company, LLC, the depositary for the Offer (the “Depositary”), of any extension and will issue a press release announcing the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire.

If we elect to provide a subsequent offering period, a public announcement of such determination will be made no later than 9:00 a.m., New York City time, on the next business day following the expiration of the Offer.

See Section 1 — “Terms of the Offer.”

What are the most significant conditions to the Offer?

The Offer is conditioned upon, among other things:

•

The satisfaction of the Minimum Condition. The Minimum Condition requires that, at the time of the expiration of the Offer, there shall have been tendered and not validly withdrawn Securities that, considered together with all other Shares (if any) beneficially owned by Parent and its affiliates (with Company Notes and In-the-Money Warrants calculated on an as-converted to Clinical Data common stock basis) plus the number of all Shares issued or issuable pursuant to the Top-Up Option (as described below), represent at least one more Share than 90% of the sum of (i) the total number of Shares outstanding at the time the Offer expires calculated on a fully-diluted basis plus (ii) the number of all Shares issued or issuable pursuant to the Top-Up Option (the “Minimum Condition”);

•

The satisfaction of the Regulatory Condition. The Regulatory Condition requires that (i) the waiting period (and any extension thereof) applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) having been terminated or expired, and (ii) all other authorizations, consents, orders or approvals of, or declarations, notices or filings with, or expirations of waiting periods imposed by, any governmental authority required to be obtained or made in connection with the purchase of Shares pursuant to the Offer having been made or obtained (although no pre-merger notification forms under the antitrust or competition laws of any foreign jurisdiction will be considered a required governmental approval) (the “Regulatory Condition”);

•

No Company Material Adverse Effect. This condition requires that no event, occurrence, development or state of circumstances, change, fact or condition will have occurred since the date of the Merger Agreement that will have had or would reasonably be expected, individually or in the aggregate, to have had a Material Adverse Effect (as defined in Section 11 — “The Merger Agreement; Other Agreements”) on Clinical Data.

•	No Termination of the Merger Agreement. This condition requires that the Merger Agreement shall not have been validly terminated in accordance with its terms.

Under the Merger Agreement, the phrase “on a fully-diluted basis” means, as of any date, the number of Shares then issued and outstanding plus all Shares which Clinical Data may be required to issue as of such date pursuant to options, warrants, rights, convertible or exchangeable securities or similar obligations then outstanding (whether or not then vested or exercisable and regardless of the conversion or exercise price thereof), including Clinical Data deferred stock units issued by Clinical Data under its option plans, options to purchase Shares from Clinical Data whether granted by Clinical Data pursuant to its option plans or otherwise, warrants to purchase Shares from Clinical Data, issued or assumed by Clinical Data, and Company Notes, in each case, as of such date.

The Offer also is subject to a number of other conditions set forth in this Offer to Purchase. We expressly reserve the right to waive any such conditions, but we cannot, without Clinical Data’s prior written consent, (i) change or waive the Minimum Condition, (ii) decrease the number of Securities sought to be purchased by us in the Offer, (iii) reduce the Offer Price to be paid pursuant to the Offer, (iv) extend or otherwise change the expiration date of the Offer except as required by the Merger Agreement, (v) change the form of consideration payable in the Offer, (vi) impose any condition to the Offer in addition to the conditions set forth in the Merger Agreement, or (vii) amend, modify or supplement any of the terms of the Offer in any manner materially adversely affecting, or that would reasonably be expected to materially adversely affect, any of the holders of the Securities, in each case, in their capacity as such a holder. There is no financing condition to the Offer.

See Section 15 — “Conditions of the Offer.”

Does the acquisition of Clinical Data by Forest require that Forest acquire 90% of the outstanding Shares of Clinical Data to acquire Clinical Data?

The Merger Agreement provides that the Purchaser will commence the Offer, which will be subject to the conditions described herein, including the Minimum Tender Condition. The Merger Agreement further requires Clinical Data to prepare and distribute a proxy statement to its stockholders and call a special meeting of its stockholders for the purpose of obtaining the adoption by Clinical Data’s stockholders of the Merger Agreement and approval of the Merger as a result of which Clinical Data will become a subsidiary of Forest. Approval of the Merger would require the approval of a majority of holders of the Shares entitled to vote at such special meeting. The special meeting may be scheduled to occur prior to the then scheduled expiration of the Offer. As a result, the Merger could occur with the approval of the holders of a majority of the outstanding Shares of Clinical Data prior to the acceptance of any Shares in the Offer or even if the conditions to the Offer, including the Minimum Tender Condition, have not been satisfied.

x

What if the conditions to the Offer are not met?

In the event that the conditions to the Offer, including the Minimum Condition, are not met, the parties have agreed to complete the Merger without the prior completion of the Offer, after receipt of the approval of the holders of a majority of the outstanding Clinical Data Common Stock for the adoption of the Merger Agreement and approval of the Merger.

How do I tender my Securities?

If you hold your Securities directly as the registered owner, you can tender your Securities in the Offer by delivering the certificates, if any, representing your Shares, the In-the-Money Warrants, the Company Notes, or a timely confirmation of a book-entry transfer of Securities into the Depositary’s account at the Depository Trust Company (“DTC”), as applicable, together with a completed and signed copy (as defined in Section 3—“Procedures for Accepting the Offer and Tendering Securities”) of the applicable Letter(s) of Transmittal or, in connection with a book-entry transfer, an Agent’s Message, and any other documents required by the applicable Letter(s) of Transmittal, to the Depositary, not later than the date and time the Offer expires. The applicable Letter(s) of Transmittal are enclosed with this Offer to Purchase. Parent and the Purchaser will not accept any Securities tendered through a guaranteed delivery process.

If you hold your Securities in street name through a broker, dealer, commercial bank, trust company or other nominee, the institution that holds your Securities can tender your Securities on your behalf, and may be able to tender your Securities through the Depositary. You should contact the institution that holds your Securities for more details.

See Section 3 — “Procedures for Accepting the Offer and Tendering Securities.”

Until what time may I withdraw previously tendered Securities?

You may withdraw your previously tendered Securities at any time until the Offer has expired. In addition, if we have not accepted your Securities for payment by the 60th day after the commencement of the Offer, you may withdraw them at any time after that date until we accept Securities for payment. This right to withdraw will not, however, apply to Securities tendered in the subsequent offering period, if one is provided. See Section 4 — “Withdrawal Rights.”

How do I withdraw previously tendered Securities?

To withdraw previously tendered Securities, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw Securities. If you tendered Securities by giving instructions to a broker, banker or other nominee, you must instruct the broker, banker or other nominee to arrange for the withdrawal of your Shares. See Section 4 — “Withdrawal Rights.”

What does Clinical Data’s Board of Directors think of the Offer?

On February 21, 2011, the Clinical Data Board of Directors unanimously approved the Offer, the Merger Agreement and the Support Agreement (defined below in Section 11 — “The Merger Agreement; Other Agreements”), and (i) determined that the Merger Agreement, the Support Agreement and the transactions contemplated therein are advisable, fair to and in the best interests of the holders of Shares, (ii) authorized and approved the execution, delivery and performance of the Merger Agreement by Clinical Data and declared that the Merger Agreement is advisable, and (iii) resolved to recommend that Clinical Data’s stockholders, warrant holders and note holders tender their Shares, In-the-Money Warrants and Company Notes pursuant to the Offer and (to the extent necessary) adopt the Merger Agreement and approve the Merger.

Accordingly, Clinical Data’s Board of Directors unanimously recommends that the holders of Clinical Data’s Securities accept the Offer and tender their Securities pursuant to the Offer and, if required by applicable law, adopt the Merger Agreement.

A more complete description of the reasons for the adoption and approval of the Merger Agreement and the transactions contemplated thereby by Clinical Data’s Board of Directors is set forth in Clinical Data’s Solicitation/Recommendation Statement on Schedule 14D-9 that is being mailed to you together with this Offer to Purchase. See also the “Introduction” to this Offer to Purchase.

If the Offer is completed, will Clinical Data continue as a public company?

No. Following the purchase of Securities in the Offer, we expect to consummate the Merger. Whether or not the Offer is completed, if the Merger takes place, Clinical Data will become a wholly-owned subsidiary of Parent and will no longer be publicly owned. Even if for some reason the Merger does not take place, following the purchase of Securities in the Offer, there may be so few remaining shareholders and publicly held Shares that Clinical Data’s common stock will no longer be eligible to be traded through the Nasdaq Global Market (“Nasdaq”) or other securities exchanges, there may not be an active public trading market (or, possibly, there may not be any public trading market) for the Shares, and Clinical Data may no longer be required to make filings with the SEC or otherwise comply with the SEC’s rules relating to publicly held companies.

See Section 13 — “Certain Effects of the Offer.”

If I tender my Securities, when and how will I get paid?

If the conditions to the Offer as set forth in Section 15 — “Conditions of the Offer” are satisfied or waived and the Purchaser consummates the Offer and accepts your Securities for payment, we will pay you as promptly as possible the applicable Offer Price depending on the amount and nature of Securities you have tendered. If there is a subsequent offering period, we would pay for all validly tendered Securities promptly after they are tendered. See Section 2 — “Acceptance for Payment and Payment for Securities” and Section 3 — “Procedures for Accepting the Offer and Tendering Securities.”

If I decide not to tender, how will the Offer affect my Securities?

If the Offer is consummated and certain other conditions are satisfied, the Purchaser expects to merge with and into Clinical Data and all of the then outstanding Shares (other than Shares held by Parent or any subsidiary of Parent, including the Purchaser, and any Shares held by Clinical Data as treasury stock, which Shares will be canceled without any conversion, and other than Shares held by any stockholder of Clinical Data who is entitled to and properly exercises appraisal rights under Section 262 of the Delaware General Corporation Law (the “DGCL”)) will be canceled and converted in the Merger into the right to receive an amount equal to the Shares Offer Price, without interest thereon and subject to any required withholding taxes. All outstanding Company Notes and In-the-Money Warrants issued by Clinical Data that are convertible into or exercisable for shares of Clinical Data’s common stock will be canceled, as permitted by the terms thereof, and converted into the right to receive the applicable consideration the Purchaser is offering for such Company Note or In-the-Money Warrant in the Offer.

If we purchase Securities in the Offer, we will have sufficient voting power to approve the Merger without the affirmative vote of any other shareholder of Clinical Data. Furthermore, if pursuant to the Offer or otherwise we own at least 90% of the outstanding Shares, we may effect the Merger without any further action by the shareholders of Clinical Data pursuant to a “short-form merger” under Section 253 of the DGCL.

See Section 11 — “The Merger Agreement; Other Agreements.”

If the Merger is consummated, Clinical Data’s holders of Securities who do not tender their Securities in the Offer (other than those holders of Shares properly exercising their appraisal rights) will receive the same amount of Upfront Consideration and CVR Consideration per Security that they would have received had they tendered their Securities in the Offer. Therefore, if the Offer and the Merger are consummated, the only difference to you between tendering your Securities and not tendering your Securities in the Offer is that you will be paid earlier if you tender your Securities in the Offer. If the Offer is consummated but the Merger is not consummated, the number of Clinical Data shareholders and the number of Shares that are still in the hands of the public may be so small that there will no longer be an active public trading market (or, possibly, there may not be any public trading market) for the Shares. Also, as described below, Clinical Data may cease making filings with the SEC or otherwise may not be required to comply with the SEC’s rules relating to publicly held companies.

See the “Introduction” to this Offer to Purchase and Section 13 — “Certain Effects of the Offer.”

What is the market value of my Shares as of a recent date?

On February 18, 2011, the last full day of trading before the public announcement of the terms of the Offer and the Merger, the reported closing sales price of the Shares on Nasdaq was $33.90 per Share. On March 7, 2011, the last full day of trading before the commencement of the Offer, the reported closing market price of the Shares on Nasdaq was $30.30 per Share.

We encourage you to obtain a recent quotation for Shares of Clinical Data common stock in deciding whether to tender your Shares.

See Section 6 — “Price Range of Shares.”

What is the “Top-Up Option” and when will it be exercised?

Under the Merger Agreement, Clinical Data has granted to Parent and the Purchaser an option (the “Top-Up Option”) to purchase from Clinical Data the number of newly-issued Shares equal to the number of Shares that, when added to the number of actually outstanding Shares owned by Purchaser at the time of exercise of the Top-Up Option, constitutes one more Share than 90% of the number of Shares that would be outstanding immediately after the issuance of all Shares subject to the Top-Up Option on a fully diluted basis (but for this purpose disregarding any Shares issuable upon conversion of Company Notes or exercise of Clinical Data warrants acquired by Purchaser in the Offer); provided, that the Top-Up Option will not be exercisable if the foregoing number is greater than the aggregate number of Shares that the Company is authorized to issue under its charter, as amended, but that are not issued and outstanding (and are not subscribed for or otherwise committed to be issued) at the time of exercise of the Top-Up Option. The Top-Up Option may be exercised by Parent or the Purchaser, or, upon written request of Clinical Data, must be exercised by Parent or the Purchaser, in whole or in part, at any time at or after the Acceptance Time (as defined in Section 11 — “The Merger Agreement; Other Agreements”). The aggregate purchase price payable for the Shares being purchased by Parent or the Purchaser pursuant to the Top-Up Option will be determined by multiplying the number of such shares by the Shares Offer Price.

Due to restrictions imposed by the amount of Shares Clinical Data is authorized to issue under its charter, assuming no additional Shares have been issued since February 17, 2011, we only will be permitted to exercise the Top-Up Option if approximately 78.2% of the issued and outstanding Securities (calculated on a fully diluted basis) have been validly tendered pursuant to the Offer (including any subsequent offering period) and not withdrawn.

See Section 1 — “Terms of the Offer.”

Are appraisal rights available in either the Offer or the Merger?

No appraisal rights will be available to you in connection with the Offer. However, you will be entitled to seek appraisal rights in connection with the Merger if you do not tender Shares in the Offer and do not vote in favor of (or consent in writing to) the Merger, subject to and in accordance with Delaware law. See Section 12 — “Purpose of the Offer; Plans for Clinical Data; Approval of the Merger; Appraisal Rights.”

What will happen to my stock options in the Offer?

The Offer is made only for Securities and is not made for any stock options to purchase Securities that were granted under any Clinical Data equity incentive plan (“Company Options”). Pursuant to the Merger Agreement, each unexercised Company Option (with an exercise price that is less than $36.00) outstanding immediately prior to the Effective Time (as defined in Section 11 — “The Merger Agreement; Other Agreements”) will be canceled and will be converted into the right to receive (without interest), with respect to a particular Company Option (whether or not then exerciseable), (i) the product of (a) the amount, if any, by which $30.00 exceeds the per share exercise price of such Company Option, multiplied by (b) the number of Shares subject to such Company Option as of immediately prior to the Effective Time and (ii) the right to receive the CVR Consideration with respect to each of the total number of Shares subject to such Company Option as of immediately prior to the Effective Time. However, to the extent the exercise price per Share under a Company Option exceeds $30.00, the amount payable under (ii) shall be reduced by the amount of such excess multiplied by the number of shares subject to such Company Option, as provided in the Contingent Value Right Agreement. The Company Option Payment Amount shall be zero with respect to any Company Option that has a per share exercise price that exceeds $36.00. See Section 11 — “The Merger Agreement; Other Agreements.”

What will happen to my deferred stock units in the Offer?

The Offer is made only for Securities and is not made for any deferred stock units that were granted under any Clinical Data equity incentive plan (“Company DSUs”). Pursuant to the Merger Agreement, each Company DSU outstanding (whether or not vested) will be canceled and will be converted automatically into solely the right to receive an amount of cash, without interest, equal to the number of Shares issuable upon conversion of such Company DSU multiplied by $30.00, and the CVR Consideration with respect to each of the total number of Shares issuable upon conversion of such Company DSU. See Section 11 — “The Merger Agreement; Other Agreements.”

What are the material U.S. federal income tax consequences of participating in the Offer?

The receipt of the Upfront Consideration and the right to receive the CVR Consideration in exchange for Securities pursuant to the Offer or Merger will be a taxable transaction for U.S. federal income tax purposes (and may also be a taxable transaction under applicable state, local and foreign income or other tax laws). For U.S. federal income tax purposes, except as described below with respect to Warrants and Notes, a U.S. holder of Securities generally will recognize gain or loss upon the sale of Securities equal to the difference, if any, between (a) the amount of the Upfront Consideration and the fair market value of the CVR Consideration received by the U.S. holder in exchange for such Securities and (b) the U.S. holder’s adjusted tax basis in such Securities. A U.S. holder of In-the-Money Warrants or Company Notes may be eligible to report gain, if any, recognized upon the sale of such In-the-Money Warrants or Company Notes under the installment method. U.S. holders of In-the-Money Warrants or Company Notes should consult their own tax advisors regarding the installment method of reporting gain on their sale of such In-the-Money Warrants or Company Notes, including the imposition of an interest charge on any deferred gain and the ability to elect out of the installment method of reporting gain. The installment method of reporting gain will not be available to U.S. holders of Shares sold pursuant to the Offer or Merger.

Who should I call if I have questions about the Offer?

You may call MacKenzie Partners, Inc. at 800-322-2885 (Toll Free). MacKenzie Partners, Inc. is acting as the information agent (the “Information Agent”) in connection with the Offer. See the back cover of this Offer to Purchase for additional contact information.

To the Holders of the classes and series of Securities of Clinical Data, Inc. identified below:

INTRODUCTION

We, Magnolia Acquisition Corp., a Delaware corporation (the “Purchaser”), a wholly-owned subsidiary of FL Holdings CV, an entity organized under the laws of the Netherlands (“Parent”), and an indirect wholly-owned subsidiary of Forest Laboratories, Inc., a Delaware corporation (“Forest”) are offering to purchase:

•

all of the outstanding shares of common stock, $0.01 par value (the “Shares”), of Clinical Data, Inc., a Delaware corporation (“Clinical Data” or the “Company”), at a net price of $30.00 per Share (the “Upfront Consideration”), net to the sellers in cash, without interest thereon and subject to any required withholding taxes plus the contractual right, pursuant to the Contingent Value Right Agreement (described below in Section 11 – “The Merger Agreement; Other Agreements), to receive additional consideration of up to $6.00 per Share upon the achievement of certain milestones set forth in the CVR Agreement (the “CVR Consideration,” and together with the Upfront Consideration, the “Shares Offer Price”);

•

all of the outstanding warrants, dated August 31, 2006, issued by Clinical Data to Laurus Master Fund, Ltd. (the “Laurus Warrants”) at a net price per warrant equal to (i) the product of $10.00 multiplied by the number of Shares subject to such Laurus Warrant as of immediately prior to the Acceptance Time as defined in Section 11 – “The Merger Agreement; Other Agreements”), and (ii) the right to receive the CVR Consideration with respect to each of the total number of Shares that would have been issuable upon exercise in full of such Laurus Warrant as of immediately prior to the Acceptance Time (the “Laurus Warrant Offer Price”);

•

all of the outstanding warrants issued by Clinical Data pursuant to that certain Securities Purchase Agreement, dated as of November 17, 2005, between Clinical Data and the investors named therein (the “2005 Warrants”) at a net price per warrant equal to (i) the product of $14.90 multiplied by the number of Shares subject to such 2005 Warrant as of immediately prior to the Acceptance Time, and (ii) the right to receive the CVR Consideration with respect to each of the total number of Shares that would have been issuable upon exercise in full of such 2005 Warrant as of immediately prior to the Acceptance Time (the “2005 Warrant Offer Price”);

•

all of the outstanding warrants issued by Clinical Data pursuant to that certain Securities Purchase Agreement, dated as of June 13, 2006, between Clinical Data and the investors named therein (the “2006 Warrants”) at a net price per warrant equal to (i) the product of $17.71 multiplied by the number of Shares subject to such 2006 Warrant as of immediately prior to the Acceptance Time, and (ii) the right to receive the CVR Consideration with respect to each of the total number of Shares that would have been issuable upon exercise in full of such 2006 Warrant as of immediately prior to the Acceptance Time (the “2006 Warrant Offer Price”);

•

all of the outstanding warrants issued by Clinical Data pursuant to that certain Securities Purchase Agreement, dated as of September 26, 2008, between Clinical Data and the purchasers named therein (the “2008 Warrants”) at a net price per warrant equal to (i) the product of $13.56 multiplied by the number of Shares subject to such 2008 Warrant as of immediately prior to the Acceptance Time, and (ii) the right to receive the CVR Consideration with respect to each of the total number of Shares that would have been issuable upon exercise in full of such 2008 Warrant as of immediately prior to the Acceptance Time (the “2008 Warrant Offer Price”);

•

all of the outstanding warrants with an exercise price of $8.120 issued by Clinical Data pursuant to that certain Securities Purchase Agreement, dated as of February 25, 2009, between Clinical Data and the purchasers named therein (the “Series A 2009 Warrants”) at a net price per warrant equal to (i) the product of $21.88 multiplied by the number of Shares subject to such Series A 2009 Warrant as of immediately prior to the Acceptance Time, and (ii) the right to receive the CVR Consideration with respect to each of the total number of Shares that would have been issuable upon exercise in full of such Series A 2009 Warrant as of immediately prior to the Acceptance Time (the “Series A 2009 Warrant Offer Price”);

•

all of the outstanding warrants with an exercise price of $9.744 issued by Clinical Data pursuant to that certain Securities Purchase Agreement, dated as of February 25, 2009, between Clinical Data and the purchasers named therein (the “Series B 2009 Warrants,” and together with the Laurus Warrants, the 2005 Warrants, the 2006 Warrants, the 2008 Warrants, and the Series A 2009 Warrants, the “In-the-Money Warrants”) at a net price per warrant equal to (i) the product of $20.26 multiplied by the number of Shares subject to such Series B 2009 Warrant as of immediately prior to the Acceptance Time, and (ii) the right to receive the CVR Consideration with respect to each of the total number of Shares that would have been issuable upon exercise in full of such Series B 2009 Warrant as of immediately prior to the Acceptance Time (the “2009 Warrant Offer Price”); and

•

all of the outstanding convertible notes dated February 25, 2009 issued by Clinical Data pursuant to that certain Securities Purchase Agreement dated February 25, 2009 by and among Clinical Data, New River Management V, LP and RJK, L.L.C. and in an aggregate principal amount of $50,000,000 (the “Company Notes,” and together with the Shares and the In-the-Money Warrants, the “Securities”) at a net price per note equal to (i) the product of $30.00 multiplied by the maximum number of Shares into which such Company Note is convertible immediately prior to the Acceptance Time, and (ii) the right to receive the CVR Consideration with respect to each of the total number of Shares that would have been issuable upon conversion in full of such Company Note as of immediately prior to the Acceptance Time (the “Company Notes Offer Price”);

in each case, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the applicable Letter(s) of Transmittal (which collectively, as each may be amended or supplemented from time to time, constitute the “Offer”).

We are making the Offer pursuant to an Agreement and Plan of Merger, dated as of February 22, 2011 (as it may be amended from time to time, the “Merger Agreement”), among Parent, the Purchaser, Forest Laboratories, Inc., an indirect parent of Parent (“Forest”), and Clinical Data. The Merger Agreement provides, among other things, that following the consummation of the Offer and subject to certain conditions, the Purchaser will be merged with and into Clinical Data (the “Merger”) with Clinical Data continuing as the surviving corporation and a wholly owned subsidiary of Parent. Pursuant to the Merger Agreement, (i) each Share outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than Shares held by Parent or any subsidiary of Parent, including the Purchaser, and any Shares held by Clinical Data as treasury stock, which Shares will be canceled without any conversion, and other than Shares held by any stockholder of Clinical Data who is entitled to and properly exercises appraisal rights under Section 262 of the Delaware General Corporation Law (the “DGCL”)) will be canceled and converted into the right to receive the Shares Offer Price, and (ii) the In-the-Money Warrants and Company Notes will be canceled and converted into the right to receive consideration defined in the Merger Agreement. The Merger Agreement is more fully described in Section 11 — “The Merger Agreement; Other Agreements,” which also contains a discussion of the treatment of stock options and other equity securities granted under any Clinical Data equity incentive plan.

Tendering holders who are record owners of their Securities and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the applicable Letter(s) of Transmittal, stock transfer taxes with respect to the purchase of Securities by the Purchaser pursuant to the Offer. Holders of the Securities who hold their Securities through a broker, banker or other nominee should consult such institution as to whether it charges any service fees or commissions.

On February 21, 2011, the Clinical Data Board of Directors unanimously approved the Offer, the Merger Agreement and the Support Agreement (defined below in Section 11 — “The Merger Agreement;

Other Agreements”), and (i) determined that the Merger Agreement, the Support Agreement and the transactions contemplated therein are advisable, fair to and in the best interests of the holders of Shares, (ii) authorized and approved the execution, delivery and performance of the Merger Agreement by Clinical Data and declared that the Merger Agreement is advisable, and (iii) resolved to recommend that Clinical Data’s stockholders, warrant holders and note holders tender their Shares, In-the-Money Warrants and Company Notes pursuant to the Offer and (to the extent necessary) adopt the Merger Agreement.

Accordingly, Clinical Data’s Board of Directors unanimously recommends that the holders of Clinical Data’s Securities accept the Offer and tender their Securities pursuant to the Offer and, if required by applicable law, adopt the Merger Agreement.

The Offer is conditioned upon, among other things, (i) satisfaction of the Minimum Condition (as described below) and (ii) (A) the waiting period (and any extension thereof) applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) having been terminated or expired, and (B) all other authorizations, consents, orders or approvals of, or declarations, notices or filings with, or expirations of waiting periods imposed by, any governmental authority required to be obtained or made in connection with the purchase of Shares pursuant to the Offer, the consummation of the Merger or the other transactions contemplated thereby, having been made or obtained (although no pre-merger notification forms under the antitrust or competition laws of any foreign jurisdiction will be considered a required governmental approval) (the “Regulatory Condition”). The Minimum Condition requires that, at the time of the expiration of the Offer, there shall have been tendered and not validly withdrawn Securities that, considered together with all other Shares (if any) beneficially owned by Parent and its affiliates (with Company Notes and In-the-Money Warrants calculated on an as-converted to Clinical Data common stock basis) plus the number of all Shares issued or issuable pursuant to the Top-Up Option (see Section 15 — “Conditions of the Offer.”), represent at least one more Share than 90% of the sum of (i) the total number of Shares outstanding at the time the Offer expires calculated on a fully-diluted basis plus (ii) the number of all Shares issued or issuable pursuant to the Top-Up Option (the “Minimum Condition”). The Offer also is subject to other conditions set forth in this Offer to Purchase. See Section 15 — “Conditions of the Offer.”

The Merger is subject to the satisfaction or waiver of certain conditions, including, if required, the adoption of the Merger Agreement by the affirmative vote of the holders of at least a majority of the then outstanding Shares pursuant to Delaware law. This Offer to Purchase does not constitute a solicitation of proxies, and the Purchaser is not soliciting proxies at this time. If the Purchaser acquires at least 90% of the Shares in the Offer, including shares issued pursuant to the Top-Up Option (as defined in Section 1 — “Terms of the Offer”), if applicable, Purchaser may consummate the Merger under the DGCL without a stockholders’ meeting and without the approval of Clinical Data’s other stockholders. In the event that the Minimum Condition is not met, and in certain other circumstances, the parties have agreed to complete the Merger without the prior completion of the Offer, after receipt of the approval of a majority of the stockholders of Clinical Data for the adoption of the Merger Agreement. In that case, the consummation of the Merger would be subject to similar conditions as the Offer conditions, other than the addition of the stockholder approval requirement and the inapplicability of the Minimum Condition. See Section 11 — “The Merger Agreement; Other Agreements.”

Concurrently with the execution of the Merger Agreement, Parent and Purchaser entered into the Securityholder Tender and Support Agreement, dated as of February 22, 2011 (the “Support Agreement”), with the officers and directors of Clinical Data and certain affiliates thereof (the “Supporting Stockholders”), in their capacities as stockholders, warrant holders and note holders of Clinical Data, pursuant to which the Supporting Stockholders have agreed to tender, and not withdraw, all outstanding Shares beneficially owned by them, or acquired by them after such date, and all In-the-Money Warrants and Company Notes beneficially owned by them (collectively, “Subject Securities”) in the Offer no later than seven (7) business days after receipt by such Supporting Stockholder of all documents or instruments required to be delivered pursuant to the terms of the Offer.

The Support Agreement also provides that the Supporting Stockholders, if their Subject Securities have not been previously accepted for payment pursuant to the Offer, will, at any meeting of Clinical Data’s stockholders (or in connection with any written consent of such stockholders), vote or cause to be voted all outstanding Shares that are Subject Securities (i) in favor of (A) the adoption of the Merger Agreement, and (B) without limiting the preceding clause (A), the approval of any proposal to adjourn or postpone such stockholders’ meeting to a later date if there are not sufficient votes for adoption of the Merger Agreement on the date on which such stockholders’ meeting is held, and (ii) against any action or agreement that would reasonably be expected to materially impede, hinder, interfere with, prevent, delay or adversely affect the consummation of the transactions contemplated by the Merger Agreement, including any agreement or arrangement related to an Acquisition Proposal. In furtherance of the Supporting Stockholders’ covenants under the Support Agreement, the Supporting Stockholders agreed to appoint Parent as their attorney-in-fact and proxy to attend all meetings of Clinical Data’s stockholders, and to vote all outstanding Shares that are Subject Securities in favor of adoption of the Merger Agreement and approval of the Merger and against the actions described in clause (ii) of the immediately preceding sentence (or grant or withhold a written consent in connection therewith). The Support Agreement is more fully described in Section 11 — “The Merger Agreement; Other Agreements.”

This Offer to Purchase and the applicable Letter(s) of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

THE TENDER OFFER

1. Terms of the Offer.

The Purchaser is offering to purchase (i) all of the outstanding Shares of Clinical Data, (ii) all unexercised In-the-Money Warrants, and (iii) all unconverted Company Notes. According to Clinical Data, as of March 3, 2011, the authorized capital stock of Clinical Data consisted of (i) 100,000,000 Shares, of which 31,090,561 were issued and outstanding, 4,569,655 Shares were issuable upon exercise of outstanding options granted under Clinical Data’s equity incentive plans, 4,129,912 Shares were issuable upon exercise of issued and outstanding warrants, 6,110,599 Shares were issuable upon exchange of issued and outstanding Company Notes, and up to 2,068 Shares were potentially issuable pursuant to outstanding Clinical Data deferred stock units, and (ii) 1,500,000 shares of preferred stock, $0.01 par value, of Clinical Data of which no shares were issued and outstanding. As of February 17, 2011, 1,363,846 Shares were reserved for future issuance pursuant to Clinical Data’s equity incentive plans.

As promptly as practicable after the later of (i) the earliest date upon which the Purchaser is permitted under applicable legal requirements to accept for payment the Securities tendered (and not validly withdrawn) pursuant to the Offer, and (ii) the earliest date as of which each of the offer conditions are satisfied or waived, the Purchaser will (and Parent will cause the Purchaser to) accept for payment all Securities tendered pursuant to the Offer and not validly withdrawn as permitted under Section 4 — “Withdrawal Rights.” The Purchaser will pay for such Securities tendered pursuant to the Offer as promptly as possible after accepting them. Subject to the Company’s right to require the Purchaser to extend the Offer, the Offer expires on the “Offer End Date,” which means 12:00 midnight, New York City time, at the end of Monday, April 4, 2011, unless we, in accordance with the Merger Agreement, extend the period during which the Offer is open, in which event the term “Offer End Date” means the latest time and date at which the Offer, as so extended, expires.

The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition, the Regulatory Condition and the other conditions described in Section 15 — “Conditions of the Offer.”

The Merger Agreement provides that if on the initial expiration date or any subsequent date as of which the Offer is scheduled to expire, any condition to the Offer (as set forth in Section 15 — “Conditions of the Offer”) is not satisfied or waived, then, subject to Parent’s and Clinical Data’s right to terminate the Merger Agreement pursuant to its terms, the Purchaser may, and if so requested in writing by Clinical Data prior to the then scheduled expiration of the Offer, the Purchaser shall extend the Offer and its expiration date beyond the initial expiration date for one or more periods of not more than five (5) business days each (or such other number of business days as the parties may agree) and ending no later than May 23, 2011 (or, under certain circumstances, June 23, 2011) to permit the conditions to the Offer to be satisfied; provided, that Clinical Data may not require the Purchaser to extend the offer to any date that is later than the date on which the Stockholders’ Meeting is scheduled to occur. In addition, notwithstanding the satisfaction of any or all of the conditions to the Offer, if Clinical Data receives an Acquisition Proposal (as defined in Section 11 — “The Merger Agreement; Other Agreements”) five or fewer business days prior to the initial expiration date or such other subsequent expiration date of the Offer, and Clinical Data provides Parent with a written request not less than one business day prior to the then scheduled expiration of the Offer that the Purchaser extend the Offer, then the Purchaser shall extend the Offer and its expiration date to such date as is necessary to ensure that the Offer does not expire until the earlier of five (5) business days from the date of such request and May 23, 2011 (or, under certain circumstances, June 23, 2011), or for such shorter period as may be specified by Clinical Data in such written request. Under the Merger Agreement, we will also extend the Offer for any period required by any rule, regulation, interpretation or position of the United States Securities and Exchange Commission (the “SEC”) or its staff that is applicable to the Offer.

We have agreed in the Merger Agreement that, without the prior written consent of Clinical Data, we will not (i) change or waive the Minimum Condition, (ii) decrease the number of Securities sought to be purchased by us in the Offer, (iii) reduce the Offer Price to be paid pursuant to the Offer, (iv) extend or otherwise change the expiration date of the Offer except as required by the Merger Agreement, (v) change the form of consideration payable in the Offer, (vi) impose any condition to the Offer in addition to the conditions set forth in this Offer to Purchase, or (vii) amend, modify or supplement any of the terms of the Offer in any manner materially adversely affecting, or that would reasonably be expected to materially adversely affect, any of the holders of the Securities, in each case, in their capacity as such a holder.

If we extend the Offer, are delayed in our acceptance for payment of or payment (whether before or after our acceptance for payment for Securities) for Securities or are unable to accept Securities for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Securities on our behalf, and such Securities may not be withdrawn except to the extent that tendering holders of the Securities are entitled to withdrawal rights as described herein under Section 4 — “Withdrawal Rights.” However, our ability to delay the payment for Securities that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or return the securities deposited by or on behalf of holders of the Securities promptly after the termination or withdrawal of the Offer.

Except as set forth above, and subject to the applicable rules and regulations of the SEC, we expressly reserve the right to waive any condition to the Offer (other than the Minimum Condition, which may not be waived or amended without Clinical Data’s prior written consent), increase the Offer Price and/or modify the other terms and conditions of the Offer. In the event that we become aware that a condition has failed, or will necessarily fail, prior to the expiration of the Offer, we will promptly notify you to the extent required by the Exchange Act, whether we will waive such condition (and, with respect to the Minimum Condition, whether Clinical Data will consent to a waiver) and proceed with the Offer or terminate the Offer. Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Offer End Date. Without limiting the manner in which we may choose to make any public announcement, we currently intend to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.

If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. In the SEC’s view, an offer should remain open for a minimum of five (5) business days from the date the material change is first published, sent or given to holders of securities, and with respect to a change in price or a change in percentage of securities sought, a minimum ten (10) business day period generally is required to allow for adequate dissemination to holders of securities and investor response.

If, on or before the Offer End Date, we increase the consideration being paid for Securities accepted for payment in the Offer, such increased consideration will be paid to all holders of the Securities whose Securities are purchased in the Offer, whether or not such Securities were tendered before the announcement of the increase in consideration.

We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, not to accept for payment any Securities if, at the expiration of the Offer, any of the conditions to the Offer (as set forth in Section 15—“Conditions of the Offer”) have not been satisfied or waived. Under certain circumstances, we may terminate the Merger Agreement and the Offer.

From and after the Offer End Date, the Purchaser will be entitled to terminate the Offer if the conditions to the Offer have not been satisfied as of such date (such termination being referred to as the “Offer Termination”).

The Merger Agreement also states that the Purchaser may provide for a subsequent offering period in compliance with Rule 14d-11 under the Exchange Act of not less than three (3) nor more than twenty (20) business days (calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) immediately following the expiration of the Offer, during which any remaining holders of the Securities may tender, but not withdraw, their Securities and receive the Offer Price. During any subsequent offering period, tendering holders of the Securities will not have withdrawal rights, and we will accept and pay for any Securities validly tendered during such subsequent offering period.

We do not currently intend to provide a subsequent offering period for the Offer, although we reserve the right to do so. If we elect to provide or extend any subsequent offering period, a public announcement of such inclusion or extension will be made no later than 9:00 a.m., New York City time, on the next business day following the Offer End Date.

Under the Merger Agreement, Clinical Data has granted to Parent and the Purchaser an option (the “Top-Up Option”) to purchase from Clinical the number of newly-issued Shares equal to the number of Shares that, when added to the number of actually outstanding Shares owned by Purchaser at the time of exercise of the Top-Up Option, constitutes one more Share than 90% of the number of Shares that would be outstanding immediately after the issuance of all Shares subject to the Top-Up Option on a fully diluted basis (but for this purpose disregarding any Shares issuable upon conversion of Company Notes or exercise of Clinical Data warrants acquired by Purchaser in the Offer); provided, that the Top-Up Option will not be exercisable if the foregoing number is greater than the aggregate number of Shares that the Company is authorized to issue under its charter, as amended, but that are not issued and outstanding (and are not subscribed for or otherwise committed to be issued) at the time of exercise of the Top-Up Option. The Top-Up Option may be exercised by Parent or the Purchaser, or, upon written request of Clinical Data, must be exercised by Parent or the Purchaser, in whole or in part, at any time at or after the Acceptance Time (as defined in Section 11 — “The Merger Agreement; Other Agreements”). The aggregate purchase price payable for the Shares being purchased by Parent or the Purchaser pursuant to the Top-Up Option will be determined by multiplying the number of such shares by the Shares Offer Price. Due to restrictions imposed by the amount of Shares Clinical Data is authorized to issue under its charter, assuming no additional Shares have been issued since February 17, 2011, we only will be permitted to exercise the Top-Up Option if we have acquired Securities in the Offer representing approximately 78.2% of the issued and outstanding Shares on a fully-diluted basis.

Clinical Data has provided us with a list of the holders of the Securities of Clinical Data and security position listings for the purpose of disseminating the Offer to holders of Securities. This Offer to Purchase and the applicable Letter(s) of Transmittal, together with the Solicitation/Recommendation Statement on Schedule 14D-9, will be mailed to record holders of Securities whose names appear on Clinical Data’s list of holders of the Securities and will be furnished, for subsequent transmittal to beneficial owners of Securities, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the list of holders of the Securities or, if applicable, who are listed as participants in a clearing agency’s security position listing.

2. Acceptance for Payment and Payment for Securities.

Subject to the satisfaction or waiver of all the conditions to the Offer set forth in Section 15 — “Conditions of the Offer,” we will accept for payment and promptly pay for Securities validly tendered and not validly withdrawn pursuant to the Offer on or after the Offer End Date. If we commence a subsequent offering period in connection with the Offer, we will immediately accept for payment and promptly pay for all additional Securities validly tendered during such subsequent offering period, subject to and in compliance with the requirements of Rule 14d-11(e) under the Exchange Act. Subject to compliance with Rule 14e-1(c) under the Exchange Act, we expressly reserve the right to delay payment for Securities in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act and any applicable foreign antitrust, competition or merger control laws. See Section 16 — “Certain Legal Matters; Regulatory Approvals.”

In all cases, the Purchaser will pay for Securities accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i)(A) certificates representing accepted Shares (the “Share Certificates”), In-the-Money Warrants representing accepted In-the-Money Warrants, and/or Company Notes representing accepted Company Notes, or (B) in the case of the Shares accepted for payment pursuant to the Offer, timely confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Securities” below; (ii) a properly completed and duly executed copy of the applicable Letter (or Letters) of Transmittal with all required signature guarantees or, in the case of a book-entry transfer applicable only to the Shares accepted for payment, an Agent’s Message (as defined below) in lieu of such Letters of Transmittal; and (iii) any other documents required by the applicable Letter(s) of Transmittal. Accordingly, tendering holders of the Securities may be paid at different times depending upon when Share Certificates, In-the-Money Warrants, Company Notes, or Book-Entry Confirmations are actually received by the Depositary.

For purposes of tendering the Shares, the term “Agent’s Message” means a message, transmitted by DTC to and received by the Depositary and forming a part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the applicable Letter(s) of Transmittal and that the Purchaser may enforce such agreement against such participant.

For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Securities validly tendered and not validly withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Securities pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, Parent will pay, or will cause the Purchaser to pay, for the Securities accepted for payment pursuant to the Offer by depositing the aggregate amount payable pursuant to the Merger Agreement for such Securities with the Depositary, provided that Parent will not be required to deposit the funds related to the CVR Consideration with the Depositary unless and until such deposit is required pursuant to the terms of the CVR Agreement. The Depositary will act as agent for tendering holders of the Securities for the purpose of transmitting such payments to the tendering holders of the Securities. If we extend the Offer, are delayed in our acceptance for payment of or payment (whether before or after our acceptance for payment for Securities) for Securities or are unable to accept Securities for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Securities on our behalf, and such Securities may not be withdrawn except to the extent that tendering holders of the Securities are entitled to withdrawal rights as described herein under Section 4 — “Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will we pay interest on the purchase price for Securities, regardless of any extension of the Offer or any delay in payment for Securities.

If any tendered Securities are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates, In-the-Money Warrants, or Company Notes are submitted evidencing more Shares, In-the-Money Warrants, or Company Notes than are tendered, Share Certificates, In-the-Money Warrants, or Company Notes evidencing unpurchased Shares, In-the-Money Warrants, or Company Notes will be returned, without expense to the tendering holders of the Shares, In-the-Money Warrants, or Company Notes (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedure set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Securities,” such Securities will be credited to an account maintained at DTC), as promptly as practicable following the expiration or termination of the Offer.

3. Procedures for Accepting the Offer and Tendering Securities.

Valid Tenders. In order for a holder of Securities validly to tender Securities pursuant to the Offer, the applicable Letter(s) of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer of only the

Shares, an Agent’s Message in lieu of the applicable Letter(s) of Transmittal) and any other documents required by the applicable Letter(s) of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (A) the Share Certificates, In-the-Money Warrants, and/or Company Notes evidencing tendered Securities must be received by the Depositary at such address or (B) such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date.

Parent and the Purchaser will not accept any Securities tendered through a guaranteed delivery process. Therefore, holders of Clinical Data Securities who wish to tender their Securities must (i) make their Share Certificates, In-the-Money Warrants, and/or Company Notes available to the Depositary on or before the Offer End Date or, in the case of the Shares, comply with the procedures for book-entry transfer on a timely basis, and (ii) deliver any other required documents to the Depositary on or before the Offer End Date. The absence of guaranteed delivery procedures will require holders of Securities to meet the delivery procedures and tender their Securities as of the Offer End Date, and tenders not received by the Depositary on or prior to the Offer End Date will be disregarded and of no effect. Holders of Clinical Data Securities that do not or are not able to comply with the delivery requirements will be unable to tender their Securities.

Notwithstanding any other provision of this Offer, payment for Securities accepted pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) Share Certificates, In-the-Money Warrants, and/or Company Notes evidencing such Securities or, in the case of accepted Shares, a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary’s account at DTC pursuant to the procedures set forth in this Section 3, (ii) the applicable Letter(s) of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer applicable only to accepted Shares, an Agent’s Message in lieu of the applicable Letter(s) of Transmittal and (iii) any other documents required by the applicable Letter(s) of Transmittal. Accordingly, tendering holders of the Securities may be paid at different times depending upon when Share Certificates, In-the-Money Warrants, Company Notes, Book-Entry Confirmations, applicable Letter(s) of Transmittal, Agent’s Messages or any other required documents with respect to Securities are actually received by the Depositary.

The method of delivery of Share Certificates, In-the-Money Warrants, Company Notes, copies of the applicable Letter(s) of Transmittal and all other required documents, including delivery through DTC, is at the option and risk of the tendering holder of Securities, and the delivery will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer applicable only to tendered Shares, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

The tender of Securities pursuant to any one of the procedures described above will constitute the tendering holder’s acceptance of the Offer, as well as the tendering holder’s representation and warranty that such holder has the full power and authority to tender and assign the Securities tendered, as specified in the applicable Letter(s) of Transmittal. Our acceptance for payment of Securities tendered pursuant to the Offer will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions of the Offer.

Book-Entry Transfer. With respect to transfer of the Shares, the Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of DTC may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary’s account at DTC in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, either the applicable Letter(s) of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the applicable Letter(s) of Transmittal, and any other required documents, must, in any case, be received by the

Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Offer End Date. Parent and the Purchaser will not accept any Securities tendered through a guaranteed delivery process. Delivery of documents to DTC does not constitute delivery to the Depositary.

Signature Guarantees. No signature guarantee is required on a Letter of Transmittal (i) if the Letter(s) of Transmittal is (or are) signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in DTC’s systems whose name appears on a security position listing as the owner of the Securities) of the Securities tendered therewith, unless such holder has completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the applicable Letter(s) of Transmittal or (ii) if such Securities are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program or by any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each an “Eligible Institution” and collectively “Eligible Institutions”). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the applicable Letter(s) of Transmittal. If a Share Certificate, In-the-Money Warrant, or Company Note is registered in the name of a person or persons other than the signer of the applicable Letter(s) of Transmittal, or if payment is to be made or delivered to, or a Share Certificate, In-the-Money Warrant, or Company Note not accepted for payment or not tendered is to be issued in, the name(s) of a person other than the registered holder(s), then the Share Certificate, In-the-Money Warrant, or Company Note must be endorsed or accompanied by appropriate duly executed stock powers, or, with respect to In-the-Money Warrants and Company Notes, other effective endorsement, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, In-the-Money Warrant, or Company Note, with the signature(s) on such Share Certificate, In-the-Money Warrant, Company Note, stock powers, or, with respect to In-the-Money Warrants or Company Notes, other effective endorsement guaranteed by an Eligible Institution as provided in the applicable Letter(s) of Transmittal. See Instructions 1 and 5 of the applicable Letter(s) of Transmittal.

Determination of Validity. All questions as to purchase price (subject to the terms of the Merger Agreement), the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Securities will be determined by the Purchaser in its sole discretion, which determinations shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders of Securities it determines not to be in proper form or the acceptance of which or payment for which may, in the opinion of the Purchaser’s counsel, be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the Offer (other than the Minimum Condition, which may only be waived with the prior written consent of Clinical Data) and any defect or irregularity in the tender of any particular Securities, and the Purchaser’s interpretation of the terms of the Offer (including these instructions) will be final and binding on all parties. No tender of Securities will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Purchaser shall determine. None of Parent, the Purchaser, the Depositary, Morgan Stanley & Co. Incorporated (the “Dealer Manager”) or the Information Agent or any other person is or will be obligated to give notice of any defects or irregularities in tenders and none of them will incur any liability for failure to give any such notice.

Appointment. By executing the applicable Letter(s) of Transmittal as set forth above, the tendering holder of Securities will irrevocably appoint designees of the Purchaser as such holder’s attorneys-in-fact and proxies in the manner set forth in the applicable Letter(s) of Transmittal, each with full power of substitution, to the full extent of such holder’s rights with respect to the Securities tendered by such holder and accepted for payment by the Purchaser and with respect to any and all other Securities or other securities or rights issued or issuable in respect of such Securities. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Securities. Such appointment will be effective when, and only to the extent that, we accept for payment Securities tendered by such holder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such holder with respect to such Securities or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such holder (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Securities and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of Clinical Data’s shareholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. In order for Securities to be deemed validly tendered, immediately upon our acceptance for payment of such Securities, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Securities and other related securities or rights, including voting at any meeting of shareholders.

4. Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of Securities made pursuant to the Offer are irrevocable.

Securities tendered pursuant to the Offer may be withdrawn at any time on or before the expiration of the Offer. Thereafter, tenders are irrevocable, except that Securities tendered may also be withdrawn after May 7, 2011, unless the Purchaser has already accepted them for payment.

For a withdrawal of Securities to be effective, the Depositary must timely receive a written or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Securities to be withdrawn, the number of Securities to be withdrawn and the name in which the certificates representing such Securities are registered, if different from that of the person who tendered such Securities. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Securities have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Securities,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Securities to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary. The Purchaser will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and such determination will be final and binding. No withdrawal of Securities shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of the Purchaser, Parent or any of their respective affiliates or assigns, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Securities may not be rescinded and any Securities properly withdrawn will be deemed not validly tendered for purposes of the Offer. Withdrawn Securities may, however, be retendered by following one of the procedures for tendering Securities described in Section 3 — “Procedures for Accepting the Offer and Tendering Securities” at any time prior to the expiration of the Offer.

No withdrawal rights will apply to Securities tendered during a subsequent offering period and no withdrawal rights apply during the subsequent offering period with respect to Securities tendered in the Offer and accepted for payment. See Section 1 — “Terms of the Offer.”

We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal and our determination will be final and binding. None of the Purchaser, Parent, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. Certain U.S. Federal Income Tax Consequences.

The following is a general discussion of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Securities whose Securities are exchanged for cash and contingent value rights in the Offer or Merger. This discussion is for general information only and is not tax advice. This discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to holders of Securities. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. Any such change could alter the tax consequences described herein.

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of Securities that is:

•	a citizen or individual resident of the United States for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any of its political subdivisions;

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons, as defined under Section 7701(a)(30) of the Code (“U.S. persons”), have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source.

This discussion assumes that a holder holds its Securities, and that a holder will hold its contingent value rights, as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income tax that may be relevant to holder of Securities in light of its particular circumstances, or that may apply to a Security holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting for their securities, persons subject to the alternative minimum tax, persons that have a functional currency other than the U.S. dollar, tax-exempt organizations (including private foundations), financial institutions, mutual funds, subchapter S corporations, partnerships or other pass-through entities for U.S. federal income tax purposes, holders that are not U.S. holders, controlled foreign corporations, passive foreign investment companies, certain expatriates, persons who hold Securities as part of a hedge, straddle, constructive sale, conversion or other integrated transaction and persons who acquired their Securities through the exercise of options or other compensation arrangements). In addition, this discussion does not address any aspect of state, local foreign, estate, gift or other tax law that may apply to Security holders.

If any entity that is treated as a partnership for U.S. federal tax purposes holds Securities, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the activities of the entity. If you are a partner of a partnership or a member of a limited liability company or other entity classified as a partnership for U.S. federal tax purposes and that entity holds Securities, you should consult your tax advisor.

The U.S. federal income tax consequences described below are not intended to constitute a complete description of all tax consequences relating to the Offer and Merger. Security holders are urged to consult their own tax advisors to determine the tax consequences to them of, including the application and effect of any U.S. federal, state, local and foreign income, estate, gift and other tax laws to, the receipt of cash and contingent value rights in exchange for Securities pursuant to the Offer or Merger.

This discussion is intended only as a general summary of the material U.S. federal income tax consequences to a holder of Securities upon the tender of Securities for cash pursuant to the Offer or the exchange of Securities for cash pursuant to the Merger. We urge you to consult your own tax advisor with respect to the specific tax consequences to you in connection with the Offer and the Merger in light of your own particular circumstances, including with respect to the federal estate, gift and other non-income tax consequences and the state, local or foreign tax consequences of such transactions.

The receipt of the cash and contingent value right consideration by a U.S. holder in exchange for Securities pursuant to the Offer or Merger will be a taxable transaction for U.S. federal income tax purposes (and may also be a taxable transaction under applicable state, local, and foreign income or other tax laws). For U.S. federal income tax purposes, except as described below with respect to In-the-Money Warrants and Company Notes, a U.S. holder of Securities generally will recognize capital gain or loss at the time of the Merger equal to the difference, if any, between:

•	the amount of Upfront Consideration and the fair market value of the right to receive the CVR Consideration received by the U.S. holder in exchange for such Securities; and

•	the U.S. holder’s adjusted tax basis in such Securities.

Such gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Securities surrendered in the Offer or Merger exceeds one year. In general, long-term capital gain of individuals is subject to U.S. federal income tax at a maximum rate of 15%. The deductibility of capital losses is subject to limitations under the Code. The amount and character of gain or loss must be determined separately for each block of Securities (i.e., Securities acquired at the same cost in a single transaction). The installment method of reporting any gain attributable to receipt of a contingent value right generally will not be available with respect to the sale of Shares because the Shares are traded on an established securities market.

A U.S. holder’s initial tax basis in a contingent value right will equal the fair market value of such contingent value right upon receipt. The holding period for the contingent value rights will begin on the day following the date of the merger.

There is no legal authority directly addressing the U.S. federal income tax treatment of the contingent value rights. Parent intends to treat any contingent value right payment (except to the extent of any imputed interest, as described below) for all purposes as additional consideration for the sale of Securities. Assuming that this method of reporting is correct, if a payment is made with respect to a contingent value right, a U.S. holder should recognize gain or loss equal to the difference between the amount of such payment (less any imputed interest, as described below) and the U.S. holder’s adjusted tax basis in the contingent value right. The gain should be long-term capital gain if the U.S. holder has held the contingent value right for more than one year. If no contingent value right payment is made or if the amount of any contingent value right payment made (less any imputed interest, as described below) is less than the U.S. holder’s adjusted tax basis in the contingent value right, the U.S. holder should recognize a capital loss.

Under the Code, a portion of any contingent value right payment should be treated as interest income that is ordinary income to a U.S. holder. In the event that the contingent value right payment is made, the amount of imputed interest will be calculated under Section 483 of the Code, and under that method generally should be equal to the excess of (1) the amount of the contingent value right payment over (2) the present value of such amount as of the closing of the Offer or effective time of the Merger, as applicable, discounted at the relevant applicable federal rate. The relevant applicable federal rate will be the lower of (a) the lowest applicable federal rate in effect during the three-month period ending with the month that includes the date on which the merger agreement was signed, and (b) the lowest applicable federal rate in effect during the three-month period ending with the month that includes the effective time of the merger. Under Section 483, the imputed interest is accounted for in accordance with the holder’s regular method of accounting.

As discussed above, the U.S. federal income tax treatment of the contingent value rights is unclear. Thus, there can be no assurance that the IRS would not assert, or that a court would not sustain, a position that any contingent value right payment or a sale or exchange of a contingent value right does not attract capital gain treatment, or that a different method should be used for purposes of calculating the amount of imputed interest. If such position were sustained, all or any part of any contingent value right payment (or a payment in exchange for a contingent value right) could be treated as ordinary income and be required to be included in income prior to the receipt of any contingent value right payment.

A U.S. holder of In-the-Money Warrants or Company Notes may be eligible to report gain, if any, recognized upon the sale of such In-the-Money Warrants or Company Notes under the installment method. If a U.S. holder of In-the-Money Warrants or Company Notes reports gain, if any, under the installment method, the U.S. federal income tax consequences of the Offer of Merger applicable to such U.S. holder will differ from the U.S. federal income tax consequences described above. U.S. holders of In-the-Money Warrants or Company Notes should consult their own tax advisors regarding the installment method of reporting gain on their sale of such In-the-Money Warrants or Company Notes, including the imposition of an interest charge on any deferred gain and the ability to elect out of the installment method of reporting gain.

THE FOREGOING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF THE POTENTIAL TAX CONSEQUENCES OF THE OFFER OR MERGER. HOLDERS OF SECURITES ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER OR MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME, ESTATE, GIFT AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES. NOTHING IN THIS DISCUSSION IS INTENDED TO BE, OR SHOULD BE CONSTRUED AS, TAX ADVICE.

Information Reporting and Backup Withholding Tax

Payments made to a holder of Securities upon such holder’s tender of Securities for cash pursuant to the Offer or exchange of Securities for cash pursuant to the Merger will be reported to the recipient and the IRS to the extent required by the Code and applicable Treasury regulations. In addition, a noncorporate holder of Securities may be subject to backup withholding tax at the applicable rate (currently 28%) with respect to cash payments received upon the tender of Securities pursuant to the Offer or the exchange of Securities pursuant to the Merger. Backup withholding generally will not apply, however, to a holder of Securities who (i) furnishes a correct TIN and complies with certain certification procedures (generally, by providing a properly completed Substitute Form W-9, which will be included with the applicable Letter(s) of Transmittal to be returned to the Depositary); or (ii) otherwise establishes to the satisfaction of the Depositary that such holder is exempt from backup withholding tax. Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules from a payment to a holder of Securities generally will be allowed as a refund or credit against such holder’s U.S. federal income tax liability, provided that such holder timely and properly furnishes the required information to the IRS.

6. Price Range of Shares.

The Shares currently trade on the Nasdaq Global Market (“Nasdaq”) under the symbol “CLDA.” According to Clinical Data, as of March 3, 2011, the authorized capital stock of Clinical Data consisted of (i) 100,000,000 Shares, of which 31,090,561 were issued and outstanding, 4,569,655 Shares were issuable upon exercise of outstanding options granted under Clinical Data’s equity incentive plans, 4,129,912 Shares were issuable upon exercise of issued and outstanding warrants, 6,110,599 Shares were issuable upon exchange of issued and outstanding Company Notes, and up to 2,068 Shares were potentially issuable pursuant to outstanding Clinical Data deferred stock units, and (ii) 1,500,000 shares of preferred stock, $0.01 par value, of Clinical Data of which no shares were issued and outstanding. As of February 17, 2011, 1,363,846 Shares were reserved for future issuance pursuant to Clinical Data’s equity incentive plans. According to Clinical Data, as of the close of business on March 3, 2011, there were (i) Laurus Warrants exerciseable for 19,216 Shares issued and outstanding, (ii) 2005 Warrants exerciseable for 108,850 Shares issued and outstanding, (iii) 2006 Warrants exerciseable for 143,774 Shares issued and outstanding, (iv) 2008 Warrants exerciseable 757,461 Shares issued and outstanding, (v) Series A 2009 Warrants exerciseable for 1,527,650 Shares issued and outstanding, (vi) Series B 2009 Warrants exerciseable for 1,527,650 Shares issued and outstanding, and (vii) Company Notes in an aggregate principal amount of $50,000,000 convertible into 6,110,599 Shares issued and outstanding.

The following table sets forth, for the periods indicated, the high and low sale prices per Share for each quarterly period within the two preceding fiscal years, as reported by Nasdaq based on published financial sources.

	High	Low
Year Ended March 31, 2009
First Quarter	$19.68	$14.25
Second Quarter	19.59	12.74
Third Quarter	16.46	7.15
Fourth Quarter	11.93	6.38
Year Ended March 31, 2010
First Quarter	$15.94	$10.39
Second Quarter	17.00	9.00
Third Quarter	21.94	14.62
Fourth Quarter	22.39	14.65
Year Ended March 31, 2011
First Quarter	$19.97	$12.40
Second Quarter	17.83	10.87
Third Quarter	21.54	15.89
Fourth Quarter (through March 7, 2011)	34.95	14.41

On February 18, 2011, the last full day of trading before the public announcement of the terms of the Offer and the Merger, the reported closing market price of the Shares on Nasdaq was $33.90 per Share. On March 7, 2011, the last full day of trading before the commencement of the Offer, the reported closing market price of the Shares on Nasdaq was $30.30 per Share. Clinical Data has paid no dividends on the Shares in its last two fiscal years. Shareholders are urged to obtain a current market quotation for the Shares.

There is currently no established trading market for any of the In-the-Money Warrants or Company Notes.

7. Certain Information Concerning Clinical Data.

Except as specifically set forth herein, the information concerning Clinical Data contained in this Offer to Purchase has been taken from or is based upon information furnished by Clinical Data or its representatives or upon publicly available documents and records on file with the SEC and other public sources. The information set forth below is qualified in its entirety by reference to Clinical Data’s public filings with the SEC (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information. We have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue. However, we do not assume any responsibility for the accuracy or completeness of the information concerning Clinical Data, whether furnished by Clinical Data or contained in such documents and records, or for any failure by Clinical Data to disclose events which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to us.

General. Clinical Data is a Delaware corporation with its principal offices located at One Gateway Center, Suite 702, Newton, Massachusetts. The telephone number for Clinical Data is (617) 527-9933. According to Clinical Data’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2010, Clinical Data is focused on the development and commercialization of first-in-class and best-in-class therapeutics. Clinical Data received marketing approval from the FDA on January 21, 2011 for vilazodone, trademarked as Viibryd, a new molecular entity and the first and only selective serotonin reuptake inhibitor and serotonin 1A receptor partial agonist for the treatment of Major Depressive Disorder in adults. Clinical Data continues to advance its late-stage drug candidate apadenoson, trademarked as Stedivaze, a selective adenosine receptor 2A agonist and potential best-in-class coronary vasodilator, currently in its first Phase III clinical trial for use in nuclear Single Photon Emission Computed Topography myocardial perfusion imaging. On November 1, 2010, Clinical Data announced that the Office of Orphan Products Development of the FDA granted Orphan Drug Designation for pulmonary arterial hypertension to PRX-8066, a selective serotonin 2B (“5-HT2B”) receptor antagonist. Clinical Data is now developing plans for the continued clinical development of PRX-8066 for the treatment of pulmonary arterial hypertension.

Available Information. The Shares are registered under the Exchange Act. Accordingly, Clinical Data is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning Clinical Data’s directors and officers, their remuneration, stock options and other equity awards granted to them, the principal holders of Clinical Data’s securities, any material interests of such persons in transactions with Clinical Data and other matters is required to be disclosed in proxy statements, the last one having been filed with the SEC on July 29, 2010 and distributed to Clinical Data’s shareholders. Such information also will be available in Clinical Data’s Solicitation/Recommendation Statement on Schedule 14D-9 and the Information Statement annexed thereto. Such reports, proxy statements and other information are available for inspection at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information may be obtained by mail, upon payment of the SEC’s customary charges, by writing to the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants, including Clinical Data, that file electronically with the SEC.

8. Certain Information Concerning Parent, the Purchaser, and Forest.

Forest is a Delaware corporation and an indirect parent of Parent. Forest’s principal executive offices are located at 909 Third Avenue, New York, New York 10022-4731. The telephone number of Forest is (212) 421-7850. Forest and its subsidiaries develop, manufacture and sell branded forms of ethical drug products, most of which require a physician’s prescription.

Parent is an entity organized under the laws of the Netherlands, and is an indirect wholly-owned subsidiary of Forest. Parent’s principal executive offices are located at Cox Hallett Wilkson, Cumberland House, Victoria Street, 9th Floor, Hamilton, Berumuda HM11. The telephone number of Parent is (441) 295-4630. Parent was formed principally for the purpose of holding certain non-United States assets of Forest.

The Purchaser is a Delaware corporation, a wholly-owned subsidiary of Parent, and an indirect wholly-owned subsidiary of Forest. The Purchaser was organized by Parent to acquire Clinical Data and has not conducted any unrelated activities since its organization. Currently, all outstanding shares of the capital stock of the Purchaser are wholly owned by Parent. We currently anticipate that prior to the completion of the Offer, Parent will contribute all of the outstanding shares of our capital stock to another newly-formed corporation, following which we will remain an indirect wholly-owned subsidiary of Forest. Furthermore, Parent expressly reserves the right to transfer all or part of its equity interest in the Purchaser to one or more direct or indirect wholly-owned subsidiaries of Forest prior to or following consummation of the Offer. The Purchaser’s principal executive offices are located at 909 Third Avenue, New York, New York 10022-4731. The telephone number of the Purchaser is (212) 421-7850.

The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Parent and the Purchaser are listed in Schedule I to this Offer to Purchase.

Except as described in this Offer to Purchase or Schedule I hereto, (i) none of Parent, the Purchaser, Forest, or any of their associates or majority-owned subsidiaries, or to the best knowledge of Parent, the Purchaser, and Forest, any of the persons listed in Schedule I to this Offer to Purchase beneficially owns or has any right to acquire, directly or indirectly, any Securities and (ii) none of Parent, the Purchaser, Forest, or any of their associates or majority-owned subsidiaries, or, to the best knowledge of Parent, the Purchaser, and Forest, any of the persons referred to Schedule I hereto has effected any transaction in the Securities during the past 60 days.

Except as provided in the Merger Agreement, the Support Agreement (as defined in Section 11 – “The Merger Agreement; Other Agreements”) or as otherwise described in this Offer to Purchase, none of Parent, the Purchaser, Forest, or any of their associates or majority-owned subsidiaries or, to the best knowledge of Parent, the Purchaser, and Forest, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Clinical Data, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

Except as set forth in this Offer to Purchase, none of Parent, the Purchaser, Forest, or any of their affiliates or majority-owned subsidiaries, or, to the best knowledge of Parent, the Purchaser, and Forest, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with Clinical Data or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Parent, Forest, or any of their associates or majority-owned subsidiaries or, to the best knowledge of Parent, the Purchaser, and Forest, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Clinical Data or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years.

During the last five (5) years, none of Parent, the Purchaser, or Forest, or, to the best knowledge of Parent, the Purchaser, or Forest, any of the persons listed in Schedule I to this Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

Available Information. Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, as well as other information filed by Parent with the SEC, are available for inspection at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information may be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains the Schedule TO and the exhibits thereto and other information that Parent has filed electronically with the SEC.

9. Source and Amount of Funds.

The Purchaser estimates that it will need approximately $1.3 billion to purchase all of the Securities pursuant to the Offer to make payments in respect of outstanding compensatory awards, to fund amounts that will become payable under Clinical Data’s credit agreement and that may become payable under Clinical Data’s outstanding convertible notes and to consummate the Merger, plus related fees and expenses. In addition, the Purchaser estimates that it would need approximately an additional $275 million to pay the maximum aggregate

CVR Consideration that holders of the Securities are entitled to in the event that all milestones are achieved. Parent will provide the Purchaser with sufficient funds to purchase all Securities properly tendered in the Offer and to provide funding for the Merger with Clinical Data and the other transactions contemplated by the Merger Agreement, which are expected to follow the successful completion of the Offer in accordance with the terms and conditions of the Merger Agreement. The Offer is not conditioned upon Parent’s or the Purchaser’s ability to finance the purchase of Securities pursuant to the Offer. Parent expects to obtain the necessary funds from existing cash balances and cash equivalents.

The Purchaser does not think its financial condition is relevant to a decision by the holders of Shares whether to tender Shares and accept the Offer because:

•	the Offer is being made for all outstanding Securities solely for the Upfront Consideration and the CVR Consideration, both of which will be paid in cash and will be guaranteed by Forest;

•

we, through Parent, will have sufficient funds available to purchase all Securities successfully tendered in the Offer in light of our financial capacity in relation to the amount of consideration payable;

•	the Offer is not subject to any financing condition; and

•

if we consummate the Offer, we are required to acquire any remaining Securities for the same Upfront Consideration and CVR Consideration, both of which will be paid in cash and will be guaranteed by Forest, in the Merger.

10. Background of the Offer; Past Contacts or Negotiations with Clinical Data.

Forest, the ultimate parent of the Purchaser, regularly considers opportunities to expand its business by entering into collaboration and licensing arrangements with, and potential acquisitions of, pharmaceutical companies.

On December 11, 2007, Forest and Clinical Data executed a confidentiality agreement, pursuant to which Forest agreed, subject to certain exceptions, to, among other things, keep confidential certain non-public information provided to Forest and its representatives by or on behalf of Clinical Data for the purposes of evaluating a possible transaction between Forest and Clinical Data. Forest also agreed to a standstill provision placing restrictions on, among other things, the ability of Forest and its controlled affiliates at any time prior to December 11, 2010, to acquire securities of Clinical Data or to enter into, or propose to enter into, a merger or other business combination or acquisition transactions involving Clinical Data, except with the prior written consent of Clinical Data’s Board of Directors. Pursuant to the terms of this confidentiality agreement, Clinical Data made available to Forest certain non-public information regarding its vilazodone hydrochloride development program, however the parties’ discussions were concluded without Forest and Clinical Data entering into a transaction.

In the spring of 2009, representatives of J.P. Morgan Securities LLC, Clinical Data’s financial advisor (“JPMorgan”), contacted Forest regarding a potential transaction in which Forest would acquire Clinical Data. Forest declined to enter into discussions regarding a potential transaction at that time.

In February, 2010, Clinical Data’s Chief Executive Officer contacted Forest regarding a potential transaction involving Forest and Clinical Data, which could take the form of an acquisition of Clinical Data’s vilazodone hydrochloride program, or an acquisition of Clinical Data. Forest declined to enter into discussions regarding a potential transaction at that time.

In May, 2010, the Chairman of Clinical Data’s Board of Directors contacted Forest regarding a potential transaction involving Forest and Clinical Data, which could take the form of an acquisition of Clinical Data’s vilazodone hydrochloride program, or an acquisition of Clinical Data. In response to this contact, on May 6, 2010 Forest and Clinical Data agreed to amend the confidentiality agreement described above to extend the term of the standstill provision to May 6, 2013 and to modify the provision so that it would automatically terminate upon certain events, including upon the solicitation by Clinical Data or any of its representatives of offers in respect of any business combination transaction involving Clinical Data.

Pursuant to the terms of the amended confidentiality agreement, Clinical Data made available to Forest certain non-public information regarding its vilazodone hydrochloride development program. Between May, 2010 and September, 2010, representatives of Forest conducted due diligence on Clinical Data and the vilazodone hydrochloride development program and engaged in discussion with representatives of Clinical Data regarding a potential transaction. On June 22, 2010, members of Clinical Data’s senior management made a presentation to representatives of Forest at Forest’s offices in New York City.

In mid-September, 2010, Forest communicated to Clinical Data that Forest declined to pursue a transaction at that time.

On November 10, 2010, the Chairman of Clinical Data’s Board of Directors sent a non-binding term sheet to Forest regarding a potential transaction in which Forest would acquire a subsidiary of Clinical Data that holds the U.S. rights to vilazodone hydrochloride for an upfront cash payment, an additional milestone payment upon achievement of approval by the U.S. Food and Drug Administration (the “FDA”), and profit sharing payments. Forest declined to pursue a transaction at that time.

On December 8, 2010, a representative of Forest contacted Clinical Data’s Chief Executive Officer to arrange a follow up telephone conference call regarding Forest’s due diligence regarding vilazodone hydrochloride. This telephone conference was held on December 17, 2010, with members of Clinical Data’s senior management and representatives of Forest participating.

On December 30, 2010, Clinical Data’s Chief Executive Officer contacted Forest to advise Forest that Clinical Data was engaged in discussions with the FDA regarding the content of the labeling for vilazodone hydrochloride for the treatment of adults with major depressive disorder and that Clinical Data believed it was still on track with the FDA to obtain a decision on its NDA for vilazodone hydrochloride for the treatment of adults with major depressive disorder by the Prescription Drug User Fee Act date of January 22, 2011.

On January 6, 2011, Clinical Data’s Chief Executive Officer contacted Forest to provide an update on Clinical Data’s labeling discussions with the FDA.

On January 21, 2011, following the publication on the FDA’s website of the FDA’s approval of vilazodone hydrochloride, representatives of Forest contacted Clinical Data to inquire about Clinical Data’s plans for the product. The Forest representatives were informed by Clinical Data that Clinical Data intended to conduct a process of exploring strategic alternatives and would direct JPMorgan as Clinical Data’s financial advisor to contact Forest as part of that process.

On January 24, 2011, Clinical Data announced that on January 21, 2011 the FDA had approved vilazodone hydrochloride tablets, to be marketed under the brand name Viibryd™, for the treatment of adults with major depressive disorder.

On January 28, 2011, representatives of JPMorgan contacted representatives of Forest to advise Forest that Clinical Data had commenced its process of exploring strategic alternatives and to invite Forest to submit a proposal for an acquisition of Clinical Data. Forest was informed that formal acquisition proposals would be due with a bid deadline of February 17, 2011.

Additionally on January 28, Forest was provided with a draft merger agreement for the proposed transaction contemplating an all-cash transaction effected through a cash tender offer for all outstanding shares of Clinical Data common stock, all outstanding warrants to purchase shares of Clinical Data common stock and all outstanding convertible notes of Clinical Data issued on February 25, 2009. The draft merger agreement also contemplated that certain unspecified officers and directors of Clinical Data would enter into a support agreement and commit to tender their shares of Clinical Data common stock, and warrants exercisable for and notes convertible into shares of Clinical Data common stock, into the offer and vote their outstanding shares of Clinical Data common stock in favor of the merger. The draft merger agreement further contemplated that such support agreement would terminate upon termination of the merger agreement or a change in Clinical Data’s board of directors’ recommendation regarding the merger. The draft merger agreement also specified that a termination fee of two percent of the merger consideration would be payable in certain circumstances.

From January 28, 2011 to February 17, 2011, representatives of Forest conducted due diligence regarding Clinical Data including a thorough review of publicly available information and accessing Clinical Data’s electronic data room containing due diligence materials regarding Clinical Data.

On February 11, 2011, representatives of Forest, including Morgan Stanley & Co. Incorporated (“Morgan Stanley”), Forest’s financial advisor, and Covington & Burling LLP, Forest’s legal advisor, participated in a telephone conference with representatives of Clinical Data, including JPMorgan, and Cooley LLP, Clinical Data’s legal advisor. On this telephone conference representatives of Forest proposed that the proposed tender offer include a minimum tender condition that would permit the acquirer to complete the acquisition of Clinical Data through a short form merger immediately following the completion of the tender offer, and also that the merger agreement provide that Clinical Data would call and hold a special meeting of its stockholders for purposes of approving the merger so that the merger would be capable of completion even if the minimum tender condition were not satisfied.

On February 16, 2011, representatives of Forest participated in a telephone conference with representatives of Clinical Data to review the status of Clinical Data’s supply chain arrangements for Viibryd.

In addition, on February 16, 2011, the Forest board of directors authorized Forest management to proceed to make a proposal to Clinical Data for an acquisition of Clinical Data by Forest.

On February 17, 2011, Forest submitted a written proposal to acquire all of the outstanding shares of common stock of Clinical Data at $30.00 per share in cash, all of the outstanding warrants to purchase common stock of Clinical Data for a purchase price per warrant equal to the positive difference, if any, between $30.00 and the exercise price per share under such warrant, and all of the outstanding convertible notes of Clinical Data issued on February 25, 2009 for a purchase price equal to $30.00 multiplied by the total number of shares of Clinical Data common stock into which such notes are convertible. Forest’s proposal included a minimum tender condition that would permit the acquirer to complete the acquisition of Clinical Data through a short form merger immediately following the completion of the tender offer and further provided that Clinical Data would call and hold a special meeting of its stockholders for purposes of approving the merger so that the merger would be capable of completion even if the minimum tender condition were not satisfied. This proposal also included a mark-up of Clinical Data’s proposed merger agreement.

On February 17 and 18, representatives of Forest and Clinical Data discussed the proposed terms of the proposal. On February 19, 2011 Forest revised its proposal to incorporate the contingent consideration of up to $6.00 per share of Clinical Data common stock outstanding or underlying the Company Warrants and Company Notes. Later on February 19, JPMorgan informed Morgan Stanley that Clinical Data would seek to finalize negotiations with Forest based on the terms of Forest’s revised proposal. Later that day Covington & Burling contacted Cooley to begin negotiations of the definitive documentation for the proposed transaction.

Between February 19 and the early morning of February 22, 2011, representatives of Forest and representatives of Clinical Data met by telephone to negotiate definitive agreements for the transaction.

In the early morning of February 22, 2011, Clinical Data, Forest and the various parties to the related agreements executed the Merger Agreement and Support Agreement. Later in the morning of February 22, Forest and Clinical Data issued a joint press release announcing their execution of the Merger Agreement.

On March 8, 2011, the Purchaser commenced the Offer. During the pendency of the Offer, Forest and the Purchaser intend to have ongoing contact with Clinical Data and its directors, officers and shareholders.

11. The Merger Agreement; Other Agreements.

Merger Agreement

The following is a summary of the material provisions of the Merger Agreement. The following description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Tender Offer Statement on Schedule TO. Copies of the Merger Agreement and the Schedule TO, and any other filings that we make with the SEC with respect to the Offer or the Merger, may be obtained in the manner set forth in Section 8 — “Certain Information Concerning Parent, the Purchaser, and Forest.” For a complete understanding of the Merger Agreement, you are encouraged to read the full text of the Merger Agreement. The Merger Agreement is not intended to provide you with any other factual information about Parent, Purchaser, Forest or Clinical Data. Such information can be found elsewhere in this Offer to Purchase.

The Merger Agreement governs the contractual rights among Parent, Purchaser, Forest and Clinical Data in relation to the Offer and the Merger. The Merger Agreement has been filed as an exhibit to the Tender Offer Statement on Schedule TO to provide Clinical Data’s stockholders with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any factual disclosures about Clinical Data or Forest in Clinical Data’s or Forest’s public reports filed with the SEC. In particular, the Merger Agreement and summary of the Merger Agreement contained in the Offer to Purchase are not intended to be, and should not be, relied upon as disclosures regarding any facts or circumstances relating to Clinical Data or Forest. The representations and warranties contained in the Merger Agreement were not intended, and should not be relied upon, to establish facts. The representations and warranties set forth in the Merger Agreement were negotiated with the principal purposes of (i) establishing the circumstances under which Purchaser may have the right not to consummate the Offer or the Merger, or Parent or Clinical Data may have the right to terminate the Merger Agreement, and (ii) allocating risk between the parties if those representations and warranties should prove to be inaccurate, rather than as statements of fact. The representations and warranties set forth in the Merger Agreement may also be subject to a contractual standard of materiality different from that generally applicable under federal securities laws.

The Offer. The Merger Agreement provides for the commencement of the Offer as promptly as practicable, but in no event later than March 8, 2011, which is 10 business days after the date of the Merger Agreement. The obligations of Purchaser to (and the obligations of Parent to cause Purchaser to) commence the Offer and to accept for payment, and pay for, Securities tendered pursuant to the Offer are subject to the satisfaction or waiver of certain conditions that are described in Section 15 — “Conditions of the Offer.” The Merger Agreement provides that if the Offer is consummated, holders of Securities who validly tender such Securities in the Offer will be entitled to receive the following:

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with respect to holders of Shares, $30.00 per Share, net to the stockholder in cash, without interest and less any required withholding tax (the “Upfront Consideration”), plus the contractual contingent value right to receive additional consideration of up to $6.00 per Share in cash (the “CVR Consideration”) upon the achievement of certain milestones described in the section below entitled “Contingent Value Right Agreement”;

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with respect to holders of warrants to purchase Shares issued by Clinical Data pursuant to the Securities Purchase Agreement, dated as of November 17, 2005, between Clinical Data and certain investors (the “2005 Warrants”), (i) the product of (A) the amount by which $30.50 exceeds the per Share exercise price of such 2005 Warrant, multiplied by (B) the number of Shares subject to such 2005 Warrant as of immediately prior to the Acceptance Time or the Effective Time (as such terms are defined below), as applicable, and (ii) the CVR Consideration with respect to each of the total number of Shares that would have been issuable upon the exercise in full of such 2005 Warrant as of immediately prior to the Acceptance Time;

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with respect to holders of warrants to purchase Shares issued by Clinical Data pursuant to the Securities Purchase Agreement, dated as of June 13, 2006, between Clinical Data and certain investors (the “2006 Warrants”), (i) the product of (A) the amount by which $30.68 exceeds the per Share exercise price of such 2006 Warrant, multiplied by (B) the number of Shares subject to such 2006 Warrant as of immediately prior to the Acceptance Time or the Effective Time, as applicable, and (ii) the CVR Consideration with respect to each of the total number of Shares that would have been issuable upon the exercise in full of such 2006 Warrant as of immediately prior to the Acceptance Time;

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with respect to holders of warrants to purchase Shares issued by Clinical Data pursuant to the Securities Purchase Agreement, dated as of September 26, 2008, between Clinical Data and certain purchasers (the “2008 Warrants”) (i) the product of (A) the amount by which the Upfront Consideration exceeds the per Share exercise price of such 2008 Warrant, multiplied by (B) the number of Shares subject to such 2008 Warrant as of immediately prior to the Acceptance Time or the Effective Time, as applicable, and (ii) the CVR Consideration with respect to each of the total number of Shares that would have been issuable upon the exercise in full of such 2008 Warrant as of immediately prior to the Acceptance Time;

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with respect to holders of warrants to purchase Shares issued by Clinical Data pursuant to the Securities Purchase Agreement, dated as of February 25, 2009, between Clinical Data and certain purchasers (the “2009 Warrants,” and together with the Laurus Warrants, 2005 Warrants, 2006 Warrants, 2008 Warrants, the “In-the-Money Warrants”) (i) the product of (A) the amount by which the Upfront Consideration exceeds the per Share exercise price of such 2009 Warrant, multiplied by (B) the number of Shares subject to such 2009 Warrant as of immediately prior to the Acceptance Time or the Effective Time, as applicable, and (ii) the CVR Consideration with respect to each of the total number of Shares that would have been issuable upon the exercise in full of such 2009 Warrant as of immediately prior to the Acceptance Time (together, In-the-Money Warrants and all of Clinical Data’s other warrants are referred to herein as the “Clinical Data Warrants”); and

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with respect to the convertible promissory notes issued by Clinical Data pursuant to the Securities Purchase Agreement, dated February 25, 2009, between Clinical Data and certain investors (the “Company Notes”), (i) the product of the Upfront Consideration multiplied by the maximum number of Shares into which such Clinical Data Note is convertible immediately prior to the Acceptance Time or the Effective Time, as applicable, and (ii) the CVR Consideration with respect to each of the total number of Shares that would have been issuable upon the conversion in full of such Company Note as of immediately prior to the Acceptance Time.

Upon satisfaction or waiver of all of the conditions to the Offer (see Section 15 — “Conditions of the Offer”), Purchaser shall, and Parent shall cause Purchaser to, accept and pay for all Securities validly tendered and not validly withdrawn pursuant to the Offer. Parent and Purchaser expressly reserve the right to waive any condition to the Offer (as set forth in Section 15 — “Conditions of the Offer”), increase the Offer Price or to make any other changes to the terms and conditions of the Offer, except that without the prior written consent of Clinical Data, Purchaser and Parent shall not (i) decrease the Offer Price or change the form of consideration payable in the Offer, (ii) decrease the number of Securities sought to be purchased in the Offer, (iii) impose conditions on the Offer in addition to the conditions set forth in this Offer to Purchase (see Section 15 — “Conditions of the Offer”), (iv) waive or amend the Minimum Condition, (v) amend any other term of the Offer in a manner that would materially adversely affect the holders of the Securities, or (vi) extend or otherwise change the date on which the Offer expires except to the extent required by the Merger Agreement.

Expiration; Extensions of the Offer; Subsequent Offering Period. The Merger Agreement provides that the Offer shall remain open until midnight, New York City time, at the end of the twentieth (20th) business day (calculated as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act) after the date that the Offer is commenced unless extended pursuant to the terms of the Merger Agreement. The initial expiration date of the Offer will be midnight, New York City time, on Monday April 4, 2011 (the “Initial Expiration Date”).

Under the terms of the Merger Agreement, at the expiration of the Offer on the Initial Expiration Date or any subsequent date on which the Offer is scheduled to expire, if any condition to the Offer (as set forth in Section 15 — “Conditions of the Offer”) is not satisfied or waived, then, so long as the Merger Agreement has not been terminated, if requested in writing by Clinical Data prior to the scheduled expiration of the Offer, we must extend the Offer for up to five (5) business days (or such other period as the parties may agree) per extension until each such condition has been satisfied or waived. We are also required to extend the Offer, at the request of Clinical Data not less than one business day prior to the scheduled expiration of the Offer, for up to five (5) business days from the date of such request in the event that Clinical Data receives an Acquisition Proposal five (5) or fewer business days prior to the scheduled expiration date of the Offer. We will not be required to extend the Offer beyond either May 23, 2011 (the “End Date”) or the date on which the Stockholders’ Meeting is scheduled to occur (see the section below entitled the “Stockholders’ Meeting and Proxy Statement”); provided, that if the only condition which has not been satisfied as of the End Date is the Regulatory Condition, the End Date will be June 23, 2011. If the Offer has not been consummated as of the End Date, both Parent and Clinical Data will have the right to terminate the Merger Agreement. Under the Merger Agreement, we also will extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff applicable to the Offer. The Merger Agreement also provides that we may choose to provide for a subsequent offering period of not less than three (3) nor more than twenty (20) business days in accordance with Rule 14d-11 under the Exchange Act immediately following the expiration of the Offer.

The last date on which the Offer is required to be extended pursuant to the Merger Agreement is referred to as the “Offer End Date.” From and after the Offer End Date, Purchaser shall be entitled to terminate the Offer if the Offer Conditions shall not be satisfied as of the date of the Offer End Date. The termination of the Offer pursuant to the foregoing is referred to herein as the “Offer Termination.”

Top-Up Option. Clinical Data granted Parent and Purchaser an option (the “Top-Up Option”), which may be exercised by Parent or Purchaser, or at the request of Clinical Data, shall be exercised by Parent or Purchaser, following the consummation of the Offer to purchase from Clinical Data up to that number of newly issued Shares that, when added to the number of outstanding Shares owned by Purchaser at the time of the exercise of the Top-Up Option, constitutes one Share more than 90% of the number of shares of Clinical Data common stock that would be outstanding immediately after the issuance of all shares of Clinical Data common stock subject to the Top-Up Option calculated on a fully diluted basis (disregarding, however, any Shares issuable upon conversion of Company Notes or exercise of Company Warrants acquired by Purchaser in the Offer). The exercise price for each Share acquired pursuant to the Top-Up Option is equal to the price per Share being paid in the Offer. The Merger Agreement provides that the Top-Up Option will not be exercisable if the number of Shares subject to the Top-Up Option exceeds the number of authorized and unissued Shares available for issuance under Clinical Data’s Certificate of Incorporation, or any law prohibits the exercise or delivery of the Top-Up Option. Payment for Shares to be acquired pursuant to the exercise of the Top-Up Option may be made, at the election of Parent or Purchaser, either in cash or by delivery of a promissory note having a principal amount equal to the aggregate exercise price for Shares issued pursuant to the exercise of the Top-Up Option and bearing interest at the applicable federal rate, which may be prepaid without premium or penalty. Due to restrictions imposed by the number of Shares Clinical Data is authorized to issue under its Certificate of Incorporation, assuming no additional Shares have been issued since February 17, 2011, we only will be permitted to exercise the Top-Up Option if we have acquired Securities in the Offer representing approximately 78.2% of the issued and outstanding Shares on a fully-diluted basis.

Directors after the Acceptance Time. Following the acceptance by Parent of Securities validly tendered in the Offer (the “Acceptance Time”), Parent has the right to elect or designate such number of directors (the “Parent Designees”), rounded down to the next whole number, on Clinical Data’s Board of Directors that will give Parent, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, representation on Clinical Data’s Board of Directors equal to the product of (i) the total number of directors on Clinical Data’s Board of Directors, and (ii) the percentage that the aggregate number of Shares purchased by Purchaser pursuant to the Offer bears to the total number of Shares outstanding at the Acceptance Time;

provided, that Parent will not be entitled to designate any directors to serve on Clinical Data’s Board of Directors unless it is the beneficial owner of Shares entitling it to exercise at least a majority of the voting power of the outstanding Shares. Clinical Data is required under the Merger Agreement, upon request by Parent, to take all actions necessary to enable the Parent Designees to be elected or appointed to Clinical Data’s Board of Directors, including (i) by promptly filling vacancies or newly created directorships on Clinical Data’s Board of Directors, (ii) promptly increasing the size of Clinical Data’s Board of Directors, and/or (iii) promptly securing the resignations of such number of its incumbent directors to the extent necessary to provide Parent with such level of representation.

The Merger Agreement also provides that in the event that the Parent Designees are elected or designated to Clinical Data’s Board of Directors, then, until the Effective Time, Clinical Data’s Board of Directors shall have at least two directors who are directors on the date of the Merger Agreement and not affiliates, representatives or designees of Parent or Purchaser (“Continuing Directors”). If the Parent Designees are elected or designated to Clinical Data’s Board of Directors, the approval of a majority of the Continuing Directors is required prior to the Effective Time of the Merger, to take certain actions, including (i) any amendment to or termination of the Merger Agreement by Clinical Data, (ii) any amendment to the organizational documents of Clinical Data or any of Clinical Data’s subsidiaries, (iii) any extension of time for the performance of any of the obligations or other acts of Parent or Purchaser, (iv) any waiver of compliance with any covenant of Parent or Purchaser or any condition to any obligation of Clinical Data or any waiver of any right of the Clinical Data under the Merger Agreement, (v) any Change in Recommendation, (vi) any other consent or action by the Board of Clinical Data with respect to the Merger Agreement or the Merger, or (vii) the exercise or waiver of any of Clinical Data’s rights or remedies under the Merger Agreement or otherwise with respect to the transactions contemplated thereby.

Directors and Officers after the Effective Time. The Merger Agreement provides that the directors and officers of Purchaser immediately prior to the Effective Time will become the directors and officers, respectively, of the Surviving Corporation from and after the Effective Time.

The Merger. The Merger Agreement provides that the closing of the Merger shall take place, if the Acceptance Time shall have occurred, then as promptly as practicable following the Acceptance Time and the satisfaction or waiver of the conditions to the Merger or, if the Acceptance Time shall not have occurred, then on the second business day following the satisfaction or waiver of the conditions to the Merger (the “Effective Time”). At the Effective Time, Purchaser will be merged with and into Clinical Data, with Clinical Data being the surviving corporation (the “Surviving Corporation”). From and following the Effective Time, the separate existence of Purchaser will cease, and Clinical Data will continue as the Surviving Corporation and a wholly owned subsidiary of Parent.

Pursuant to the Merger Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Clinical Data or any of the holders of the following securities:

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each Share held in the treasury of Clinical Data or which is owned by Parent, Purchaser or any wholly owned subsidiary of Parent, Purchaser or Clinical Data immediately prior to the Effective Time shall be canceled and no consideration shall be delivered in respect thereof;

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each Share issued and outstanding immediately prior to the Effective Time, other than Shares to be canceled in accordance with the preceding paragraph, shall be converted automatically into the right to receive the same consideration per Share that would have been payable in the Offer;

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each unexercised Clinical Data Warrant issued and outstanding prior to the Effective Time shall be converted automatically into the right to receive the same consideration per Share issuable upon exercise of such warrant that would have been payable in the Offer; and

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each unconverted Clinical Data Note issued and outstanding prior to the Effective Time shall be converted automatically into the right to receive the same consideration per Share issuable upon conversion of such note that would have been payable in the Offer.

At the Effective Time, all such Securities shall no longer be outstanding and shall automatically be canceled and cease to exist, and each holder of a certificate or other instrument formerly evidencing such Securities shall cease to have any rights with respect thereto, except the right to receive the consideration in the Merger described above, without interest. In addition, at the Effective Time, the Surviving Corporation will assume the following warrants in accordance with the terms of the Merger Agreement: (i) the warrant, dated May 14, 2001, originally issued by Avalon Pharmaceuticals, Inc. to GATX Ventures, Inc., and (ii) the warrants originally issued by Avalon Pharmaceuticals, Inc. pursuant to the Purchase Agreement, dated May 24, 2007, between Avalon Pharmaceuticals, Inc. and the investors named therein.

Clinical Data Equity Awards. The Merger Agreement provides that at the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Clinical Data or any of the holders of the following:

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each then outstanding unexercised stock option (whether or not then vested or exercisable) that represents the right to acquire Shares (each, an “Option”) with an exercise price per Share that is less than $30.00 shall be cancelled and converted automatically into the right to receive (i) the product of (A) the amount by which the Upfront Consideration exceeds the per Share exercise price of such Option, multiplied by (B) the number of Shares subject to such Option as of immediately prior to the Effective Time, and (ii) the right to receive the CVR Consideration with respect to each of the total number of Shares subject to such Option as of immediately prior to the Effective Time;

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each Option with an exercise price per Share that is less than $36.00 but equal to or greater than $30.00 shall be cancelled and converted automatically into the right to receive the CVR Consideration with respect to each of the total number of Shares subject to such Option as of immediately prior to the Effective Time; provided, that any CVR Consideration payable with respect to such Option shall be reduced by the aggregate amount by which the total exercise price of Shares subject to such Option exceeds the product of (i) the Upfront Consideration, multiplied by (ii) the number of Shares subject to such Option;

•	each Option with an exercise price per Share equal to or greater than $36.00 per Share will be canceled at the Effective Time without any consideration paid to the holder; and

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each then outstanding deferred stock unit issued by Clinical Data (whether or not then vested) shall be canceled and converted automatically into the right to receive (i) the product of the Upfront Consideration multiplied by the number of Shares issuable upon conversion of such deferred stock unit as of immediately prior to the Effective Time, and (ii) the right to receive the CVR Consideration with respect to each of the total number of Shares issuable upon conversion of such deferred stock unit as of immediately prior to the Effective Time.

Representations and Warranties. In the Merger Agreement, Clinical Data has made customary representations and warranties to Parent and Purchaser, including representations relating to: the organization, good standing and corporate power of Clinical Data and that of Clinical Data’s subsidiaries; corporate authorization and enforceability of the Merger Agreement; required government approvals, filings and consents; no conflicts with or consents required in connection with the Merger Agreement; capitalization of Clinical Data and that of Clinical Data’s subsidiaries; Clinical Data’s SEC filings, financial statements, internal controls and compliance with the Sarbanes-Oxley Act; Clinical Data’s indebtedness; absence of material adverse effect or certain changes or events; absence of undisclosed liabilities; Clinical Data’s compliance with laws, permits and court orders; litigation; real property; intellectual property; tax matters; employee benefit plans and employment and labor matters; environmental matters; material contracts; regulatory matters; insurance; brokers and finder’s fees; opinion of financial advisor; state anti-takeover statutes; and compliance with Rule 14d-10 under the Exchange Act.

In the Merger Agreement, Parent and Purchaser have made customary representations and warranties to Clinical Data, including representations relating to: organization and good standing; corporate authorization with respect to the Merger Agreement; required government authorizations; no conflicts with or consents required in connection with the Merger Agreement; ownership and operations of the Purchaser; information supplied; litigation; brokers and other advisors; sufficiency of funds; vote required; and ownership of Shares.

Operating Covenants. The Merger Agreement provides that, from the date of the Merger Agreement to the Effective Time or the earlier termination of the Merger Agreement, except as expressly permitted by the Merger Agreement or unless Parent otherwise consents in writing, Clinical Data shall use commercially reasonable efforts to conduct the business of Clinical Data and its subsidiaries in the ordinary course consistent with past practice, and use commercially reasonable efforts to (i) preserve its assets, properties, contracts and licenses, and (ii) preserve its business organization and maintain existing relationships with customers, suppliers, distributors, lessors, licensors, licensees, creditors, contractors and other persons with which Clinical Data has existing business relationships.

From the date of the Merger Agreement to the Effective Time, Clinical Data and its subsidiaries are subject to customary operating covenants and restrictions, including restrictions (subject to qualifications set forth in the Merger Agreement) relating to the following:

•	amending their respective certificates of incorporation and/or bylaws;

•	splitting, combining or reclassifying any shares of capital stock or equity interests;

•	declaring, setting aside or paying any dividend on shares of Clinical Data capital stock;

•	forming any subsidiary or acquiring any equity interests or making any investment in other parties other than a subsidiary;

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issuing any additional equity securities or securities convertible or exercisable for equity securities, other than Shares issuable upon exercise or conversion of existing options, warrants or promissory notes, or as otherwise permitted by the Merger Agreement;

•	transferring, leasing, licensing, pledging, disposing of or materially encumbering any material rights or assets other than to a subsidiary or by legal requirement,

•	repurchasing, redeeming or otherwise acquiring any Shares;

•	incurring indebtedness for borrowed money;

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effecting increases in salaries, bonuses, severance or termination pay; announcing new incentive awards, adopting compensation or benefit plans or accelerating the vesting of any right to compensation or benefits;

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entering into, terminating or materially amending or modifying certain material contracts, entering into or extending the scope of any contract that purports to restrict the business activities of Clinical Data or any of its subsidiaries, or entering into any contract that would be breached by or require the consent of any third party in order to continue in full force following the consummation of the Offer and the Merger;

•	entering into any contract with any stockholder of Clinical Data or any affiliate (other than Clinical Data) of such stockholder;

•	changing financial accounting principles except as required by GAAP;

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effecting tax election changes, changes to tax accounting methods, settlements or compromises of any tax liability, filing any amended tax return, or consenting to any extension or waivers of the applicable statute of limitations for any tax claim;

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making capital expenditures, except for capital expenditures required for essential company activities and not exceeding $500,000 in the aggregate, provided that no expenditures to acquire real property are permitted;

•	entering into any material joint venture, license, promotion, marketing or development agreement with other parties;

•	effecting mergers or consolidations with any other party;

•	failing to maintain Clinical Data intellectual property;

•	entering into, amending or canceling any insurance policy other than in the ordinary course of business;

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approving, permitting or agreeing to any reduction in the applicable exercise or conversion price of any Clinical Data Warrant or Clinical Data Note or increasing the number of Shares issuable upon exercise or conversion thereof or paying any interest accruing under any Clinical Data Note other than as permitted by the Merger Agreement;

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taking any action that would reasonably be expected to materially delay the obtaining of any required governmental consent to, or materially increase the risk of any governmental authority prohibiting or impeding, the consummation of the Offer or the Merger; or

•	authorizing of any of, or committing or agreeing to take any of, the foregoing actions.

Stockholders’ Meeting and Proxy Statement. The Merger Agreement provides that, as soon as practicable following the date of the Merger Agreement, Clinical Data will take all action necessary to convene a meeting of its stockholders to vote upon adoption of the Merger Agreement (the “Stockholders’ Meeting”). If the Offer is consummated prior to the scheduled date of the Stockholders’ Meeting, the Purchaser will be merged with and into Clinical Data pursuant to Section 253 of the DGCL without the requirement of a meeting of Clinical Data’s stockholders, and the Stockholders’ Meeting will not occur. Any adjournment of the Stockholders’ Meeting will require the prior written consent of Parent other than in the event that, (i) such adjournment is advisable to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which Clinical Data and its counsel reasonably determine is necessary under applicable legal requirements and for such supplemental or amended disclosure to be disseminated and reviewed by Clinical Data’s stockholders prior to the Stockholders’ Meeting, or (ii) such adjournment is required to obtain the Required Stockholder Vote (defined below). Parent may require Clinical Data to adjourn or postpone the Stockholders’ Meeting one time (for a period of not more than 30 calendar days but not past the date that is two business days prior to the End Date), unless prior to such adjournment Clinical Data has received an aggregate number of proxies voting for the adoption of the Merger Agreement such that the Required Stockholder Vote will be satisfied at such meeting. Once Clinical Data has established a record date for the Stockholders’ Meeting, Clinical Data cannot change such record date or establish a different record date for the Stockholders’ Meeting without the prior written consent of Parent, unless required to do so by applicable legal requirements or Clinical Data’s organizational documents. Unless the Merger Agreement is validly terminated, Clinical Data is required to submit the Merger Agreement to its stockholders at the Stockholders’ Meeting even if Clinical Data’s Board of Directors shall have effected a Change in Recommendation (defined below) or proposed or announced any intention to do so.

The Merger Agreement also provides that Clinical Data will prepare and file with the SEC in preliminary form a proxy statement (the “Proxy Statement”) relating to the Stockholders’ Meeting as soon as practicable, but in no event later than March 8, 2011, which is 10 business days after the date of the Merger Agreement. The Proxy Statement is subject to the prior review and comment of Parent and is required to include the recommendation of the Clinical Data Board of Directors that holders of the Securities accept the Offer, tender their Securities pursuant to the Offer, and holders of Shares adopt the Merger Agreement (the “Board Recommendation”) with respect to the Merger, the Fairness Opinion and a copy of Section 262 of the DGCL.

No Solicitation Provisions. The Merger Agreement provides that, subject to certain restrictions, until the Merger Agreement is terminated in accordance with its terms, Clinical Data shall not, nor shall it authorize or permit any of its subsidiaries or any of its or their respective directors, officers or employees or any financial advisor, attorney, accountant or other advisor, agent or representative (collectively, “Representatives”) retained by Clinical Data or any of its subsidiaries to, directly or indirectly through another person, except as otherwise provided in the Merger Agreement, (i) solicit, initiate, or take any action to knowingly facility or encourage the announcement, submission or making of, any Acquisition Proposal (as defined below), (ii) approve or recommend any Acquisition Proposal or enter into any definitive agreement with respect to or accept any Acquisition Proposal, or (iii) participate or engage in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, any proposal that constitutes, or could reasonably be expected to lead to the announcement, submission or making of, any Acquisition Proposal. Clinical Data will, and will cause its subsidiaries and their respective representatives to, immediately cease and terminate all existing discussions or negotiations with any person previously conducted with respect to any Acquisition Proposal. Clinical Data also will promptly deny access to any data room (virtual or actual) containing any confidential information previously furnished to any third party relating to any Acquisition Proposal with any such third party.

However, at any time prior to the earlier of the Acceptance Time and the date on which Clinical Data has received the required stockholder approval of the Merger (the “Required Stockholder Vote”), if in response to an Acquisition Proposal made after the date of the Merger Agreement in circumstances not involving a breach of the Merger Agreement, Clinical Data’s Board of Directors determines in good faith that an Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal (as defined below) and with respect to which Clinical Data’s Board of Directors determines in good faith (after consultation with outside counsel and its financial advisor) that the failure to take such action does or could reasonably be expected to constitute a breach of its fiduciary obligations to Clinical Data’s stockholders under Delaware law, then Clinical Data may at any time prior to the earlier of the Acceptance Time or receipt of the Required Stockholder Vote (i) furnish information with respect to Clinical Data and its subsidiaries to the person making such Acquisition Proposal (and its Representatives), but only pursuant to a confidentiality agreement that is no less favorable to Clinical Data than the confidentiality agreement between Parent and Clinical Data, so long as Clinical Data advises Parent concurrently of all such information delivered to such person and concurrently delivers to Parent all such information not previously provided to Parent, (ii) conduct discussions or negotiations with such person and its Representatives regarding such Acquisition Proposal, and (iii) to the extent permitted pursuant to and in compliance with the Merger Agreement, enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal.

Clinical Data must promptly advise Parent in writing no later than 24 hours after receipt of any Acquisition Proposal or inquiries or requests relating to an Acquisition Proposal, and indicate in any such notice to Parent the identity of the person making the Acquisition Proposal or such related inquiries or requests, and the terms and conditions of any such Acquisition Proposal or related inquiries or requests (including with such notice copies of any written materials received from such person). Clinical Data must thereafter promptly keep Parent informed of material developments affecting the status and terms of any such Acquisition Proposal or related inquiries or requests (including promptly providing Parent with copies of any additional written materials received from such person) and of the status of any such discussions or negotiations.

The Merger Agreement prohibits Clinical Data from (i) failing to make, withdrawing, qualifying, or modifying in a manner adverse to Parent or Purchaser the Board Recommendation, (ii) approving or recommending, or proposing publicly to approve or recommend, any Acquisition Proposal (including taking a neutral position or no position with respect to a tender offer other than in compliance with Rule 14d-9(f) under the Exchange Act), (iii) in the event that an Acquisition Proposal is publicly announced or disclosed, fail to publicly reaffirm the Board Recommendation within five (5) business days after Parent’s written request, or (iv) resolving, agreeing or publicly proposing to take any of the foregoing actions (any failure or action described in clauses (i), (ii), (iii) or (iv), a “Change in Recommendation”). Notwithstanding the foregoing, and provided that Clinical Data complies with the requirements set forth in the following paragraph, Clinical Data’s Board of Directors may, at any time prior to the Effective Time:

1.	make a Change in Recommendation in response to an Acquisition Proposal if Clinical Data’s Board of Directors determines in good faith, after consultation with its outside counsel, that failure to take such action would reasonably be expected to constitute a breach of its fiduciary duties to Clinical Data’s stockholders under Delaware law and Clinical Data’s Board of Directors determines in good faith, after consultation with its outside counsel and its financial advisor of nationally recognized reputation, that the Acquisition Proposal constitutes a Superior Proposal;

2.	make a Change in Recommendation in response to the occurrence of an Intervening Event (as defined below) if Clinical Data’s Board of Directors determines in good faith, after consultation with its outside counsel, that failure to take such action would reasonably be expected to constitute a breach of its fiduciary duties to Clinical Data’s stockholders under Delaware law; or

3.	terminate the Merger Agreement and enter into a binding agreement concerning a transaction that constitutes a Superior Proposal if Clinical Data’s Board of Directors determines in good faith, after consultation with its outside counsel, that failure to take such action would reasonably be expected to constitute a breach of its fiduciary duties to Clinical Data’s stockholders under Delaware law.

Clinical Data is prohibited from (i) making a Change in Recommendation, or (ii) terminating the Merger Agreement and entering into a binding agreement with respect to a Superior Proposal, as discussed in the preceding paragraph, unless:

•

in the case of the matters referenced in items 1 and 3 of the preceding paragraph, (A) Clinical Data has provided to Parent written notice (a “Recommendation Change Notice”) at least three business days prior to making a Change in Recommendation, which (1) states its intention to make a Change in Recommendation, (2) specifies the reasons therefor, including the terms and conditions of any Superior Proposal that is the basis for the proposed action and identifying the parties thereto, (3) includes copies of any agreement to be entered into giving effect to such Superior Proposal and any other material documents related thereto; (B) at 5:00 p.m., New York time, at the end of the three business day period following the date of receipt of the Recommendation Change Notice (or, in the event that the applicable Acquisition Proposal has been materially revised or modified, at 5:00 p.m., New York time, on the second business day following the date of receipt of notice of such material revision or modification, if later), such Acquisition Proposal has not been withdrawn and Clinical Data’s Board of Directors continues to determine, in good faith, after consultation with outside counsel, that failure to make such a Change in Recommendation could reasonably be expected to constitute a breach of its fiduciary duties to Clinical Data’s stockholders under Delaware law, after taking into account any changes to the terms and conditions of the Merger Agreement offered by Parent so that a Change in Recommendation is no longer necessary; and (C) in the case of the matters referenced in item 3 of the preceding paragraph, (x) Clinical Data’s Board of Directors determines to accept, or enter into a definitive agreement with respect to, a Superior Proposal, (y) Clinical Data has complied with the matters described in Section 7.4 of the Merger Agreement, and (z) Clinical Data’s Board of Directors concurrently with such termination enters into a definitive agreement providing for such Superior Proposal and concurrently with such termination pays the termination fee (as described below) to Parent; and

•

in the case of the matters referenced in item 2 of the preceding paragraph, (A) Clinical Data has provided to Parent a Recommendation Change Notice at least two business days prior to making a Change in Recommendation, which must specify that Clinical Data’s Board of Directors intends to make a Change in Recommendation and specifying the reasons therefor, (B) at 5:00 p.m., New York time, at the end of the two business day period following the date of receipt of the Recommendation Change Notice, Clinical Data’s Board of Directors continues to determine, in good faith, after consultation with outside counsel, that failure to make such a Change in Recommendation could reasonably be expected to constitute a breach of its fiduciary duties to Clinical Data’s stockholders under Delaware law, after taking into account any changes to the terms and conditions of the Merger Agreement offered by Parent so that a Change in Recommendation is no longer necessary.

As used in the Merger Agreement, “Acquisition Proposal” means any proposal or offer made by any third party for: (i) any direct or indirect acquisition by such third party (by means of a merger, tender offer, share exchange, issuance of securities or otherwise), of beneficial ownership or control of more than 15% of the outstanding equity interests in Clinical Data; (ii) any direct or indirect acquisition by such third party of beneficial ownership or control of, or the rights (whether by assignment, lease, license or otherwise) to, rights or assets of Clinical Data and its subsidiaries representing more than 15% of the consolidated assets of Clinical Data and its Subsidiaries; or (iii) any combination of the foregoing.

As used in the Merger Agreement, “Superior Proposal” means any bona fide written offer obtained after the date of the Merger Agreement and not resulting from a breach of the Merger Agreement by Clinical Data to acquire, directly or indirectly, over 50% of the outstanding voting equity securities of Clinical Data or assets of Clinical Data and its subsidiaries on a consolidated basis, and which is on terms that Clinical Data’s Board of Directors determines in its good faith judgment (after consultation with its outside counsel and its financial advisor) would result in a transaction that is more favorable to Clinical Data’s stockholders from a financial point of view than the Offer and the Merger, taking into account at the time of determination all relevant circumstances, including the likelihood of completion, any contingencies (including financing contingencies), various legal, financial and regulatory aspects of the proposal, all the terms and conditions of such proposal and the Merger Agreement; provided, that a transaction may not constitute a Superior Proposal if it relates principally to obtaining a license or sublicense of rights to Viibryd™, Stedivaze™ or any other clinical or pre-clinical products owned by, or licensed to, Clinical Data or any of its subsidiaries, or which Clinical Data or any of its subsidiaries is currently developing, manufacturing, using or holding for use.

As used in the Merger Agreement, “Intervening Event” means a material event or material change in circumstances occurring or arising after the date of the Merger Agreement relating to the business of Clinical Data and its subsidiaries which (i) is materially and disproportionately more favorable to the recurring financial condition and results of operations of Clinical Data and its subsidiaries, taken as a whole, relative to other businesses operating in the same industry, (ii) was neither known to Clinical Data’s Board of Directors or officers nor reasonably foreseeable as of or prior to the date of the Merger Agreement, and (iii) becomes known to or by Clinical Data’s Board of Directors or officers prior to the Effective Time; provided, that in no event shall an Intervening Event include events relating to (w) clearance of the Offer and the Merger under the HSR Act, (x) the receipt or announcement of an Acquisition Proposal, (y) any event or change relating to Parent or Purchaser, or (z) in and of itself, any introduction into the marketplace of new or modified products or services by Clinical Data or any of it subsidiaries.

Reasonable Best Efforts. The parties agreed in the Merger Agreement to use their reasonable best efforts to cause to be taken, on a timely basis, all actions necessary or appropriate for the purpose of consummating and effectuating the Offer and the Merger. Each of Clinical Data, Parent and Purchaser also agreed in the Merger Agreement to (i) promptly make and effect all registrations, filings and submissions required to be made or effected by them pursuant to the HSR Act, the Exchange Act and any other applicable law with respect to the Offer and the Merger; (ii) make filings of a Notification and Report Form pursuant to the HSR Act with respect to the Offer and the Merger as promptly as practicable and in no event in more than ten business days following the execution of the Merger Agreement; (iii) promptly deliver all required notices to, and use their commercially reasonable efforts to seek all consents of, any person required in order to permit the acquisition of Shares pursuant to the Offer, the consummation of the Merger and the other transactions contemplated by the Merger Agreement without giving rise to any violation, breach, loss of any benefit under, conflict with, default under, termination or modification of, or the creation of any lien, pursuant to any contract to which Clinical Data or any of its subsidiaries is a party or by which they are bound. However, in complying with the foregoing, Parent and its subsidiaries are not required to agree to or effect (v) any restriction, prohibition or limitation on the ownership or operation by Parent or any of its subsidiaries of all or any portion of the business or assets of Parent, Clinical Data or any of their respective subsidiaries, (w) any disposition of or holding separately all or any portion of the business or assets of Parent, Clinical Data or any of their respective subsidiaries, (x) any restriction, prohibition or limitation on the ability of Parent, Clinical Data or any of their respective subsidiaries to conduct its business or own such assets, (y) any limitation on the ability of Parent or any of its subsidiaries effectively to acquire, hold or exercise full rights of ownership of Shares, including the right to vote any Shares acquired or owned by Parent or any of its subsidiaries on all matters properly presented to the stockholders of Clinical Data, or (z) any divestiture by Parent or any of its subsidiaries of any Shares and Parent and its subsidiaries are not required to agree to or proffer any consent fee, concession or other modification to the terms and conditions of any contract in order to obtain any required consent.

In addition, each party to the Merger Agreement agreed to (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any governmental authority with respect to the Offer or the Merger, (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or legal proceeding, and (iii) promptly inform the other parties of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice or any other Governmental Authority regarding the Offer or the Merger.

Indemnification and Insurance. The Merger Agreement provides that, from and after the earlier of the Acceptance Time and the Effective Time, Parent must cause Clinical Data or its subsidiaries or the Surviving Corporation, to, fulfill and honor any indemnification agreements in effect between Clinical Data or any of its subsidiaries and any of their current or former directors or officers (the “Indemnified Persons”), and to maintain in effect for a period of six years from and after the earlier of the Acceptance Time and the Effective Time, any indemnification, expense advancement and exculpation provisions set forth in the certificates of incorporation, bylaws or other organizational documents of Clinical Data or any of its subsidiaries in effect on the date of Merger Agreement. During the period commencing on the earlier of the Acceptance Time and the Effective Time and ending on the sixth anniversary of the earlier of the Acceptance Time or Effective Time, Parent will, or shall cause Clinical Data and its subsidiaries to indemnify and hold harmless the Indemnified Persons against and from all costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), and losses arising out of or pertaining to any action or omission in such Indemnified Person’s capacity as a director, officer, employee or agent of Clinical Data or any of its subsidiaries or other affiliates of Clinical Data, or in connection with the Offer or the Merger. In such event, each Indemnified Person so indemnified by Parent will also be entitled to advancement of expenses to the extent permitted by applicable law.

Parent also must cause the Surviving Corporation to maintain in effect for the benefit of the Indemnified Persons, for a period of six years after the earlier of the Acceptance Time and the Effective Time, directors’ and officers’ liability insurance policies on terms and conditions that are no less favorable than Clinical Data’s current directors’ and officers’ liability insurance policies in effect as of the date of the Merger Agreement. Parent is not required to expend annually in excess of 200% of the annual premium currently paid by Clinical Data for such coverage. In lieu of the foregoing, Clinical Data may obtain a prepaid tail policy prior to the earlier of the Acceptance Time and the Effective Time, which provides the Indemnified Persons with directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the earlier of the Acceptance Time and the Effective Time for a period of six years following such time, so long as the aggregate premium for such tail policy does not exceed 600% of the annual premium payable by Clinical Data as of the date of the Merger Agreement with respect to its current directors’ and officers’ liability insurance policy.

Employee Matters. All employees of Clinical Data and its subsidiaries who continue employment with Parent, the Surviving Corporation or any of its subsidiaries after the Effective Time (“Continuing Employees”) shall, following the Effective Time, (i) be entitled to receive base pay, bonus and commission targets and benefits that are substantially similar, in the aggregate, to the base pay, bonus and commission targets and benefits provided to such employees immediately prior to the earlier of the Acceptance Time or the Effective Time (other than equity compensation plans, change in control agreements, and employment agreements), or (ii) be eligible to participate in Parent’s employee benefit plans (including equity plans, profit sharing plans, severance plans and health and welfare benefit plans) to substantially the same extent as similarly situated employees of Parent.

Parent must recognize the service of Continuing Employees as if such service had been performed with Parent for all purposes of eligibility to participate in, and vesting (but not benefit accrual, except for vacation entitlement) of, Parent’s employee benefit plans other than post-employment health or post-employment welfare. With respect to each health or welfare benefit plan maintained by Parent or the Surviving Corporation for the benefit of Continuing Employees, Parent shall (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan, and (ii) cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar plan of Clinical Data for the plan year that includes the Effective Time for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the plans maintained by Parent or the Surviving Corporation, as applicable, for the plan year in which the Effective Time occurs.

Nothing in the Merger Agreement will be construed to guarantee employment for any period of time for, or preclude the ability of Parent or the Surviving Corporation to terminate, any Continuing Employee at any time and for any or no reason.

Access to Information. Clinical Data and its subsidiaries are required, upon reasonable notice from Parent and subject to certain exceptions, to afford Parent’s officers and other authorized Representatives reasonable access during normal business hours to all of its and its subsidiaries’ books and records, and to furnish promptly to Parent all readily available information concerning their business as Parent may reasonably request. Clinical Data may restrict such access if in its reasonable judgment in good faith, disclosure of such information (i) would result in the disclosure of any third party trade secrets, (ii) would violate any obligation of Clinical Data or any of its subsidiaries with respect to confidentiality, (iii) could be expected to result in the waiver of attorney-client privilege or the attorney work product doctrine, (iv) would violate any applicable law, or (v) would materially interfere with the conduct of the business of Clinical Data or any of its subsidiaries, except that in each case Clinical Data must use commercially reasonable efforts to obtain such third party’s consent or develop an alternative to providing such information that is reasonably acceptable to Parent and Clinical Data.

Takeover Statute. The Merger Agreement contains a representation from Clinical Data that its Board of Directors has taken all action necessary so that the anti-takeover restrictions contained in the DGCL will not apply to the execution, delivery or performance of Merger Agreement, the Tender and Support Agreement (see the section below entitled “Securityholder Tender and Support Agreement”) or the consummation of the Offer or the Merger. In addition, Clinical Data has represented that no other corporate takeover statute or similar applicable law applies to or purports to apply to the Offer or the Merger.

Conditions to the Offer. The Merger Agreement provides for Parent and the Purchaser to consummate this Offer with the conditions described in Section 15 — “Conditions of the Offer” to this Offer to Purchase.

Conditions to the Merger. The Merger Agreement provides that the obligations of Clinical Data, Parent and Purchaser to complete the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

•	if required by applicable law, the approval of the Merger Agreement by Clinical Data’s stockholders;

•

no applicable legal requirement shall be in effect that makes illegal or prohibits the consummation of the Merger and no order, injunction or judgment prohibiting the consummation of the Merger shall have been issued and be in effect;

•

the waiting period under the HSR Act applicable to the consummation of the Merger shall have expired or otherwise been terminated and all other required governmental authorizations, consents, orders or approvals in connection with the consummation of the Merger shall have been obtained (although no pre-merger notification forms under the antitrust or competition laws of any foreign jurisdiction will be considered a required governmental approval); and

•

unless the Offer Termination shall have occurred, Purchaser shall have accepted for payment and paid for all Securities validly tendered and not withdrawn pursuant to the Offer in accordance with the Merger Agreement.

In addition, if the Offer Termination shall have occurred, the obligations of Clinical Data, Parent and Purchaser to complete the Merger are subject to the satisfaction at or prior to the Effective Time of the following additional conditions:

•

the representations and warranties of Clinical Data (i) set forth in Section 4.3(a), Section 4.3(b), Section 4.3(c) and in the first sentence of Sections 4.3(e) (all relating to the capitalization of Clinical Data) shall be true and correct other than in any de minimis respect as of the date of the Merger Agreement and as of the closing date as if made on such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date); (ii) set forth in Section 4.1(a) (Organization and Qualification; Company Subsidiaries), Section 4.3 (Capitalization) (other than the representations and warranties described in clause (i)) and Section 4.4 (Authority Relative to this Agreement) shall be true and correct in all material respects (unless such representation or warranty is already qualified by materiality or Material Adverse Effect (as defined below), in which case in all respects) as of the date of the Merger Agreement and as of the closing date as if made as of such date; and (iii) all other representations set forth in the Merger Agreement, other than those described in clauses (i) and (ii), shall be true and correct (without giving effect to any exception or qualification contained therein relating to materiality or Material Adverse Effect) as of the date of the Merger Agreement and as of the closing date as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except, in the case of this clause (iii), where the matters giving rise to the failure of such representations and warranties to be true and correct would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

•

each of Clinical Data, Parent and Purchaser shall have performed or complied with in all material respects their respective obligations, covenants and agreements contained in the Merger Agreement that are required to have been performed or complied with by them at or prior to the Effective Time (or, if not performed or complied with, such failure to perform or noncompliance shall have been cured (to the extent curable));

•

no event, occurrence, development or state of circumstances, change, fact or condition shall have occurred since the date of the Merger Agreement that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect (as defined below) on Clinical Data; and

•	each of Clinical Data and Parent shall have delivered to the other party a certificate certifying as to the satisfaction of the respective conditions described above.

Termination. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Acceptance Time, as follows:

1.	by mutual written agreement of Clinical Data and Parent;

2.	by either Clinical Data or Parent:

(a)	if the consummation of the Merger shall not have occurred on or prior to May 23, 2011 (or if the only condition which has not been satisfied is the Regulatory Condition, then June 23, 2011); provided, that this right to terminate the Merger Agreement will not be available to any party if the Acceptance Time shall have occurred or if the failure of such party (or any affiliate of such party) to perform any covenant or other obligation under the Merger Agreement resulted in the failure of the Merger to be consummated on or before the End Date;

(b)	if there shall be any applicable legal requirement in effect that makes illegal or prohibits the consummation of the Merger, or any court of competent jurisdiction shall have issued any restraining order, injunction or judgment prohibiting the consummation of the Merger and such restraining order, injunction or judgment shall have become final and non-appealable; or

(c)	if for any reason other than the occurrence of the Offer Termination, the Offer (as it may have been extended in accordance with the Merger Agreement) expires as a result of the non-satisfaction of one or more Offer Conditions, or is terminated or withdrawn prior to the Acceptance Time, without Purchaser having accepted for payment any Securities tendered pursuant to the Offer; provided, that this right to terminate shall not be available to a party if the non-satisfaction of any Offer Condition or the termination or withdrawal of the Offer is attributable to the failure of such party (or any affiliate of such party) to perform any covenant or other obligation under the Merger Agreement; or

(d)	if the Required Stockholder Vote shall not have been obtained at the Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof.

3.	By Clinical Data:

(a)	if Purchaser shall have failed to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within 10 business days of the date of the Merger Agreement or if, for any reason other than the occurrence of the Offer Termination, Purchaser shall have failed to purchase all Securities validly tendered (and not validly withdrawn) as of the expiration of the Offer (as it may be extended in accordance with the Merger Agreement);

(b)	if, at any time prior to the earlier to occur of the Acceptance Time or the receipt of the Required Stockholder Vote, (i) Clinical Data’s Board of Directors determines to accept, or enter into a definitive agreement with respect to, a Superior Proposal, (ii) Clinical Data has complied with Section 7.4 of the Merger Agreement, and (iii) Clinical Data’s Board of Directors concurrently with such termination enters into a definitive agreement providing for such Superior Proposal and concurrently with such termination pays the Termination Fee (as defined in the section below entitled “Termination Fee; Expense Reimbursement”) to Parent;

(c)	if, at any time prior to the Acceptance Time, (i) there shall have been as of any date an inaccuracy in any representation or warranty as of a particular date, which inaccuracy shall not have been cured in all respects since such date (an “Uncured Inaccuracy”), of Parent or Purchaser contained in the Merger Agreement such that the condition to the closing of the Merger that Parent and Purchaser’s representations and warranties be accurate as of the dates made, subject to the materiality standards set forth in the Merger Agreement, would not be satisfied, (ii) Clinical Data shall have delivered to Parent written notice of such Uncured Inaccuracy, and (iii) if such Uncured Inaccuracy is reasonably capable of cure, at least 45 calendar days shall have elapsed since the date of delivery of such written notice to Parent and such Uncured Inaccuracy shall not have been cured to the extent necessary that the foregoing condition described in clause (i) would be satisfied, provided that Clinical Data shall not be permitted to terminate the Merger Agreement pursuant to this provision if any covenant of Clinical Data contained in the Merger Agreement was breached in any material respect, and such breach was not cured in all material respects, or if there is an Uncured Inaccuracy in any representation or warranty of Clinical Data contained in the Merger Agreement such that the condition to the Offer or Merger, as applicable, related to the accuracy of Clinical Data’s representations and warranties would not be satisfied.

(d)	if, at any time prior to the Acceptance Time, (i) any covenant of Parent or Purchaser contained in the Merger Agreement shall have been breached such that the condition to the closing of the Merger that Parent and Purchaser shall have performed in all material respects their respective obligations, covenants and agreements contained in the Merger Agreement would not be satisfied, (ii) Clinical Data shall have delivered to Parent written notice of such breach, and (iii) if such breach is reasonably capable of cure, at least 30 calendar days shall have elapsed since the date of delivery of such written notice to Parent and such breach shall not have been cured to the extent necessary that the foregoing condition described in clause (i) would be satisfied, provided that Clinical Data shall not be permitted to terminate the Merger Agreement pursuant to this provision if any covenant of Clinical Data contained in the Merger Agreement was breached in any material respect, and such breach was not cured in all material respects, or if there is an Uncured Inaccuracy in any representation or warranty of Clinical Data contained in the Merger Agreement such that the condition to the Offer or Merger, as applicable, related to the accuracy of Clinical Data’s representations and warranties would not be satisfied.

4.	By Parent:

(a)	if, at any time prior to the earlier to occur of the Acceptance Time or receipt of the Required Stockholder Vote, a Change in Recommendation shall have occurred;

(b)	if, at any time prior to the Acceptance Time, (i) there shall have been as of any date an Uncured Inaccuracy in any representation or warranty of Clinical Data contained in the Merger Agreement such that, (A) if the Offer Termination shall not have occurred, the condition set forth in subsection (b)(A) of Section 15 — “Conditions of the Offer” would not be satisfied, or (B) if the Offer Termination shall have occurred, the condition to the closing of the Merger that Clinical Data’s representations and warranties be accurate as of the dates made, subject to the materiality standards set forth in the Merger Agreement, would not be satisfied, (ii) Parent shall have delivered to Clinical Data written notice of such Uncured Inaccuracy, and (iii) if such Uncured Inaccuracy is reasonably capable of cure, at least 30 calendar days shall have elapsed since the date of delivery of such written notice to Clinical Data and such Uncured Inaccuracy shall not have been cured to the extent necessary that the foregoing condition described in clause (i)(A) or (B), as applicable, would be satisfied, provided that Parent shall not be permitted to terminate the Agreement pursuant to this provision if any covenant of Parent or the Purchaser contained in the Merger Agreement was breached such that the condition to the Merger related to the performance of the covenants of Parent and the Purchaser would not be satisfied, or if there is an Uncured Inaccuracy in any representation or warranty of Parent or the Purchaser contained in the Merger Agreement such that the condition to the Merger related to the accuracy of the representations and warranties of Parent and the Purchaser would not be satisfied;

(c)	if, at any time prior to the Acceptance Time, (i) any covenant of Clinical Data contained in the Merger Agreement shall have been breached such that, (A) if the Offer Termination shall not have occurred, the condition set forth in subsection (b)(B) of Section 15 — “Conditions of the Offer” would not be satisfied, or (B) if the Offer Termination shall have occurred, the condition to the closing of the Merger that Clinical Data shall have performed in all material respects with its obligations, covenants and agreements contained in the Merger Agreement would not be satisfied, (ii) Parent shall have delivered to Clinical Data written notice of such breach, and (iii) if such breach is reasonably capable of cure, at least 30 calendar days shall have elapsed since the date of delivery of such written notice to Clinical Data and such breach shall not have been cured to the extent necessary that the condition contained in clauses (i)(A) and (B), as applicable, would be satisfied, provided that Parent shall not be permitted to terminate the Agreement pursuant to this provision if any covenant of Parent or the Purchaser contained in the Merger Agreement was breached such that the condition to the Merger related to the performance of the covenants of Parent and the Purchaser would not be satisfied, or if there is an Uncured Inaccuracy in any representation or warranty of Parent or the Purchaser contained in the Merger Agreement such that the condition to the Merger related to the accuracy of the representations and warranties of Parent and the Purchaser would not be satisfied; or

(d)	if, at any time prior to the Acceptance Time, Clinical Data shall have breached its obligations under Section 7.4 of the Merger Agreement other than an immaterial breach.

As used in the Merger Agreement, “Material Adverse Effect” means a material adverse effect on the assets, liabilities, business, operations or financial condition of Clinical Data and its subsidiaries, taken as a whole; provided, that none of the following shall be deemed either alone or in combination to constitute, and no adverse effect directly or indirectly arising or resulting from or relating to any of the following shall be taken into account in determining whether there has been or would be, a Material Adverse Effect:

(A)	any adverse effect arising directly or indirectly from or otherwise relating directly or indirectly to general economic, business, financial, market or political conditions;

(B)	any adverse effect arising directly or indirectly from or otherwise relating directly or indirectly to facts, circumstances, developments or conditions generally affecting any of the industries or industry sectors in which Clinical Data or any of its subsidiaries operates;

(C)	any adverse effect arising directly or indirectly from or otherwise relating directly or indirectly to fluctuations in the value of any currency;

(D)	any adverse effect arising directly or indirectly from or otherwise relating directly or indirectly to any act of terrorism, war, calamity or any other similar event;

(E)	any adverse effect (including any loss of employees, any cancellation of or delay in customer orders or any litigation) arising directly from the announcement or pendency of the Merger Agreement, the Offer or the Merger (provided that this exception does not apply with respect to a representation or warranty to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of the Merger Agreement or the consummation of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement or the performance of obligations under the Merger Agreement);

(F)	any failure of Clinical Data to meet internal or analysts’ expectations or projections (it being understood and agreed that any occurrence or state of facts that may have caused or contributed to such failure may be taken into consideration when determining whether a Material Adverse Effect has occurred);

(G)	any adverse effect arising directly from or otherwise relating directly to (1) any action taken by Clinical Data or any of its subsidiaries at the written direction of Parent, or (2) any action specifically required to be taken by Clinical Data, or the omission of any action by Clinical Data that is specifically prohibited, by the terms of the Merger Agreement (provided that subclause (2) of this exception (G) shall not apply with respect to a representation or warranty to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of the Merger Agreement or the consummation of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement or the performance of obligations under the Merger Agreement);

(H)	any adverse effect arising directly or indirectly from or otherwise relating directly or indirectly to any change in any applicable law;

(I)	any decline in Clinical Data’s stock price, in and of itself (it being understood that any occurrence or state of facts that may have caused or contribute to such decline may be taken into consideration when determining whether a Material Adverse Effect has occurred);

(J)	any adverse effect arising directly or indirectly from or otherwise relating directly or indirectly to any request or requirement by any governmental authority that Parent, Clinical Data or any of its subsidiaries enter into any voting trust arrangement, proxy arrangement, “hold separate” agreement or arrangement or other agreement or arrangement with respect to any assets or operations of Clinical Data or any of its subsidiaries or any securities of any such subsidiary; and

(K)	any adverse effect arising directly or indirectly from or otherwise relating directly or indirectly to any change in accounting principles or the application thereof;

except, in the case of clauses (A), (B), (C), (D), (H) and (K) to the extent that the applicable matter has a disproportionate effect on Clinical Data and its subsidiaries, taken as a whole, relative to other companies in the industry in which Clinical Data and its subsidiaries primarily operate (in which case only the incremental and disproportionate effect on Clinical Data and its subsidiaries, taken as a whole, relative to such other companies shall be taken in account in determining whether there has been a Material Adverse Effect).

Termination Fee; Expense Reimbursement. The Merger Agreement contemplates that Clinical Data may reimburse Parent’s expenses and/or pay Parent a termination fee under any of the following circumstances:

•

if Parent validly terminates the Merger Agreement because Clinical Data (i) effected a Change in Recommendation, (ii) breached its obligations under Section 7.4 of the Merger Agreement, other than an immaterial breach, then, within two business days after such termination, Clinical Data shall cause a termination fee in the amount of $45,000,000 (the “Termination Fee”) paid to Parent;

•

if Clinical Data validly terminates the Merger Agreement because Clinical Data’s Board of Directors determined to accept, or enter into a definitive agreement with respect to, a Superior Proposal, then, concurrently with such termination and as a condition to the effectiveness of such termination, Clinical Data shall cause the Termination Fee to be paid to Parent;

•

if either Parent or Clinical Data terminates the Merger Agreement pursuant to subsection 2(a), 2(d) or 4(c) of the section above entitled “Termination,” and at or prior to the termination of the Merger Agreement (in the case of termination pursuant to subsection 2(d)), at or prior to the End Date (in the case of termination pursuant to subsection 2(a) or at or prior to the Stockholders’ Meeting at which the Required Stockholder Vote shall not have been obtained, a third party shall have publicly disclosed an Acquisition Proposal (and such Acquisition Proposal shall not have been withdrawn prior to the time of the termination of the Merger Agreement), then (i) within two business days of such termination, Clinical Data shall reimburse Parent, up to a maximum aggregate amount of $7,500,000, for all documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, experts, consultants and the costs of all filing fees and printing costs) incurred by Parent or its affiliates in connection with the Merger Agreement, the Offer and the Merger (the “Parent Expenses”); and (ii) if, within 12 months after the date of termination of the Merger Agreement, Clinical Data enters into a definitive agreement providing for, or consummates, a transaction within the scope of the definition of “Acquisition Proposal” (provided that each reference in the definition of “Acquisition Proposal” to 15% shall be deemed to be a reference to 50%), then Clinical Data shall within two business days after the entry into such definitive agreement, or concurrently with the consummation of such transaction, as applicable, cause an amount equal to the Termination Fee less any Parent Expenses previously reimbursed by Clinical Data to be paid to Parent. In the event that the Company shall fail to pay the Termination Fee or the Parent Expenses when due, the Company shall reimburse Parent for all reasonable costs and expenses incurred or accrued by it (including reasonable fees and expenses of legal counsel) in connection with the collection under and enforcement of the Termination Fee with interest on the amount of the Termination Fee or the Parent Expenses, as the case may be, from the date that such payment was required to be made until the date of actual payment at the prime lending rate prevailing during such period as published in The Wall Street Journal.

Amendment. The Merger Agreement may be amended by written agreement of the parties (which, in the case of Clinical Data after the Acceptance Time, shall require the due authorization of the Continuing Directors) at any time prior to the Effective Time; provided, that, after the Requisite Stockholder Vote is obtained, no amendment shall be made which by law requires further approval of the stockholders of Clinical Data without the approval of such stockholders.

Specific Enforcement. The parties have agreed that irreparable damage would occur in the event that any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. Therefore, the parties have agreed that the party seeking to enforce the terms of the Merger Agreement against a non-performing party under the Merger Agreement shall be entitled to injunctive relief to prevent any breach or threatened breach of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement.

Guarantee. Forest has agreed to absolutely, unconditionally and irrevocably guarantee to Clinical Data the obligations of Parent under the Merger Agreement as the primary obligor and not merely as surety. In the event that Parent fails to perform its obligations under the Merger Agreement, then Clinical Data may enforce and collect from Forest all of Parent’s obligations under the Merger Agreement. To the fullest extent permitted by law, Forest waived any and all rights or defenses arising by reason of any law, promptness, diligence, notice of the acceptance of this guarantee and of the obligation under the Merger Agreement, presentment, demand for payment, notice of non-performance, default, dishonor and protest, and all other notices of any kind.

Securityholder Tender and Support Agreement

Concurrently with the execution of the Merger Agreement, Parent and Purchaser entered into the Securityholder Tender and Support Agreement, dated as of February 22, 2011 (the “Support Agreement”), with the officers and directors of Clinical Data and certain affiliates thereof (the “Supporting Stockholders”), in their capacities as stockholders of Clinical Data, pursuant to which the Supporting Stockholders have agreed to tender, and not withdraw, all outstanding Shares beneficially owned by them, or acquired by them after such date, and all In-the-Money Warrants and Company Notes beneficially owned by them (collectively, “Subject Securities”) in the Offer no later than seven (7) business days after receipt by such Supporting Stockholder of all documents or instruments required to be delivered pursuant to the terms of the Offer.

The Support Agreement also provides that the Supporting Stockholders, if their Subject Securities have not been previously accepted for payment pursuant to the Offer, will, at any meeting of Clinical Data’s stockholders (or in connection with any written consent of such stockholders), vote or cause to be voted all outstanding Shares included in such Subject Securities (i) in favor of (A) the adoption of the Merger Agreement, and (B) without limiting the preceding clause (A), the approval of any proposal to adjourn or postpone such stockholders’ meeting to a later date if there are not sufficient votes for adoption of the Merger Agreement on the date on which such stockholders’ meeting is held, and (ii) against any action or agreement that would reasonably be expected to materially impede, hinder, interfere with, prevent, delay or adversely affect the consummation of the transactions contemplated by the Merger Agreement, including any agreement or arrangement related to an Acquisition Proposal. In furtherance of the Supporting Stockholders’ covenants under the Support Agreement, the Supporting Stockholders agreed to appoint Parent as their attorney-in-fact and proxy to attend all meetings of Clinical Data’s stockholders, and to vote their Subject Securities in favor of adoption of the Merger Agreement and approval of the Merger and against the actions described in clause (ii) of the immediately preceding sentence (or grant or withhold a written consent in connection therewith).

Each Supporting Stockholder agreed that neither it nor any of its affiliated investment funds or vehicles will, nor will such Supporting Stockholder or any of its affiliated investment funds or vehicles authorize or permit any of its or their respective officers, directors or employees to, and each Supporting Stockholder will use its reasonable best efforts to cause its and its affiliated investment funds and vehicles respective investment bankers, attorneys, accountants, consultants or other agents or advisors, acting on behalf of such Supporting Stockholder, not to, directly or indirectly, (i) submit, solicit, initiate or take any action to knowingly facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations regarding an Acquisition Proposal, or furnish any information relating to Clinical Data or any of its subsidiaries or afford access to the business, properties, assets, books or records of Clinical Data or any of its subsidiaries to any third party that is seeking to make, or has made, an Acquisition Proposal, or (iii) enter into any agreement in principle, letter of intent, term sheet, merger agreement, purchase agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal.

The Support Agreement limits the ability of the Supporting Stockholders to sell or otherwise transfer, encumber or grant any proxies in respect of their Subject Securities. The Support Agreement will terminate upon certain circumstances, including upon termination of the Merger Agreement or upon notice by Parent.

As of February 22, 2011, the Supporting Stockholders beneficially owned a total of 11,271,500 outstanding Shares, representing approximately 36.32% of all Shares outstanding as of February 17, 2011, and beneficially owned Clinical Data Warrants exercisable for 3,824,011 Shares and Clinical Data Notes convertible into 6,110,599 Shares. As of February 22, 2011, the Supporting Stockholders beneficially owned a total of 24,038,056

Shares calculated on a fully diluted basis (including for this purpose all options to purchase Shares, whether vested or unvested), representing approximately 52.37% of all Shares as of February 17, 2011 calculated on the same fully diluted basis. The Support Agreement does not require that the Supporting Stockholders exercise their options to purchase Shares, though if exercised, such Shares would become subject to the Support Agreement and would be required to be tendered in the Offer and, to the extent necessary, voted in favor of the Merger.

The above summary of the material provisions of the Support Agreement does not purport to be complete and is qualified in its entirety by reference to the Support Agreement, a copy of which is filed as Exhibit (d)(2) to the Tender Offer Statement on Schedule TO. Copies of the Support Agreement and the Schedule TO, and any other filings that we make with the SEC with respect to the Offer or the Merger, may be obtained in the manner set forth in Section 8 — “Certain Information Concerning Parent, the Purchaser, and Forest.” For a complete understanding of the Support Agreement, you are encouraged to read the full text of the Support Agreement.

Contingent Value Right Agreement

Prior to the earlier to occur of the consummation of the Offer or the Merger, Parent and Forest will enter into a Contingent Value Right Agreement (the “CVR Agreement”) with a bank or trustee designated by Parent (after consultation with and approval of Clinical Data) governing the terms of the CVR Consideration. The former holders of Shares, deferred stock units and options to acquire Shares, and the former holders of Clinical Data Warrants and Clinical Data Notes, will be entitled to receive the following cash payments for each Share acquired by Purchaser in the Offer or converted into the right to receive merger consideration in the Merger (or, in the case of deferred stock units and options to acquire Shares, and Clinical Data Warrants and Clinical Data Notes, for each Share that would have been issuable upon the exercise or conversion thereof), with each payment conditioned upon the achievement of the applicable milestone related to the commercialization of Viibryd™ and other products containing vilazodone hydrochloride (the “Product”) as follows:

Milestone #1.	Parent will be obligated to pay $1.00 in the event that the aggregate net sales of the Product in the United States in any four consecutive calendar quarters occurring between the Merger and the fifth anniversary of the Merger equal or exceed a total of $800,000,000.

Milestone #2.	Parent will be obligated to pay $2.00 in the event that the aggregate net sales of the Product in the United States in any four consecutive calendar quarters occurring between the Merger and the sixth anniversary of the Merger equal or exceed $1,100,000,000.

Milestone #3.	Parent will be obligated to pay $3.00 in the event that aggregate net sales of the Product in the United States in any four consecutive calendar quarters occurring between the Merger and the seventh anniversary of the Merger equal or exceed a total of $1,500,000,000.

The five, six and seven year periods described above may be extended in the event that the commercial launch of the Product occurs more than six months after the completion of the Merger in certain circumstances. The terms of the CVR Consideration described above reflect the parties’ agreement over the sharing of potential economic upside benefits from future net sales of the Product in the United States and do not necessarily reflect anticipated sales of the Product. There can be no assurance that such levels of net sales will occur or that any or all of the CVR Consideration payments will be made.

The right to the CVR Consideration as evidenced by the CVR Agreement is a contractual right only and will not be transferable, except in the limited circumstances specified in the CVR Agreement.

The above summary of the material provisions of the CVR Agreement does not purport to be complete and is qualified in its entirety by reference to the CVR Agreement, a form of which is filed as Exhibit (d)(3) to the Tender Offer Statement on Schedule TO. Copies of the CVR Agreement and the Schedule TO, and any other filings that we make with the SEC with respect to the Offer or the Merger, may be obtained in the manner set forth in Section 8 — “Certain Information Concerning Parent, the Purchaser, and Forest.” For a complete understanding of the CVR Agreement, you are encouraged to read the full text of the CVR Agreement.

12. Purpose of the Offer; Plans for Clinical Data; Approval of the Merger; Appraisal Rights.

Purpose of the Offer. The purpose of the Offer is for Parent, through the Purchaser, to acquire control of, and the entire equity interest in, Clinical Data. The Offer, as the first step in the acquisition of Clinical Data, is intended to facilitate the acquisition of all outstanding Securities. The purpose of the Merger is to acquire all of the outstanding Securities not tendered and purchased pursuant to the Offer. If the Offer is successful, the Purchaser intends to consummate the Merger as promptly as practicable. In addition, even if the Offer is not successful, the Merger may be completed upon receipt of the approval of Clinical Data’s stockholders (see “Approval of the Merger” below).

If you sell your Securities in the Offer, you will cease to have any equity interest in Clinical Data or any right to participate in its earnings and future growth. If you do not tender your Securities, but the Merger is consummated, you also will no longer have an equity interest in Clinical Data. Similarly, after selling your Securities in the Offer or following the consummation of the Merger, you will not bear the risk of any decrease in the value of Clinical Data.

Plans for Clinical Data. As soon as practicable after the consummation of the Merger, Forest will integrate the business, operations and assets of Clinical Data with Forest’s existing business. The common stock of Clinical Data will be delisted and no longer be quoted on Nasdaq.

Assuming we purchase Securities pursuant to the Offer and subject to compliance with applicable law, at the Acceptance Time and from time to time thereafter, Clinical Data shall, upon Parent’s request, take all actions necessary to enable Parent’s designees to be elected or designated to Clinical Data’s Board of Directors, including by promptly (i) filling vacancies or newly created directorships on the Clinical Data Board of Directors, (ii) increasing the size of the Clinical Data Board of Directors, and/or (iii) securing the resignations of sufficient numbers of Clinical Data’s incumbent directors.

Approval of the Merger. The DGCL provides that if a parent company owns at least 90% of each class of outstanding voting shares of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the action of the other shareholders of the subsidiary. Accordingly, if the Purchaser acquires at least 90% of the then outstanding Shares pursuant to the Offer, including conversion of the Company Notes and exercise of the In-the-Money Warrants, and the Top-Up Option, if applicable, the Merger may be consummated without a stockholders’ meeting and without the approval of Clinical Data’s stockholders as a “short-form merger” pursuant to Section 253 of the DGCL. In the event that the Minimum Condition is not met, and in certain other circumstances, the parties have agreed to complete the Merger without the prior completion of the Offer, after receipt of the approval of a majority of Clinical Data’s stockholders for the adoption of the Merger Agreement. The Merger Agreement provides that the Purchaser will be merged into Clinical Data and that the certificate of incorporation and by-laws of the Purchaser as in effect immediately prior to the Effective Time shall respectively be the certificate of incorporation and by-laws of the Surviving Corporation, until either is thereafter amended as provided by applicable legal requirements or the certification of incorporation or by-laws of the Surviving Corporation.

Appraisal Rights. No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, each holder of Shares at the Effective Time who has neither voted in favor of the Merger nor consented thereto in writing, and who otherwise complies with the applicable statutory procedures under Section 262 of the DGCL, will be entitled to receive a judicial determination of the fair value of the holder’s Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such judicially determined amount in cash, together with such rate of interest, if any, as the Delaware court may determine for Shares held by such holder.

Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares. Holders of Shares should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the

Offer or the per share price to be paid in the Merger. Moreover, we may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer and the Merger. For the avoidance of doubt, Parent, the Purchaser, and Clinical Data have agreed and acknowledged that, in any appraisal proceeding described herein and to the fullest extent permitted by applicable law, the fair value of the Shares subject to the appraisal proceeding will be determined in accordance with Section 262 of the DGCL without regard to the Top-Up Option, the Shares issued pursuant to the Top-Up Option, or any promissory note delivered by Parent or the Purchaser to Clinical Data in payment for Shares issued pursuant to the Top-Up Option or in payment for the Shares issued pursuant to the In-the-Money Warrants.

The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights under Delaware law. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of Delaware law which will be set forth in their entirety in the proxy statement or information statement for a merger, unless effected as a short-form merger, in which case they will be set forth in the notice of Merger. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by reference to Delaware law.

You cannot exercise appraisal rights at this time. The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you tender your Shares in the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, rather, subject to the conditions to the Offer, will receive the Shares Offer Price therefor.

13. Certain Effects of the Offer.

Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Shares Offer Price.

Stock Quotation. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on Nasdaq. According to the published guidelines of Nasdaq, Nasdaq would consider disqualifying the Shares for listing on Nasdaq (though not necessarily for listing on The Nasdaq Capital Market) if, among other possible grounds, (i) the number of publicly held shares falls below 750,000, (ii) the total number of shareholders (including both holders of beneficial interest and holders of record) falls below 400, (iii) the market value of publicly held shares is less than $5 million, (iv) there are fewer than two active and registered market makers, (v) Clinical Data has stockholders’ equity of less than $10 million, or (vi) the bid price for the shares falls below $1 per share. Furthermore, Nasdaq would consider delisting the Shares from Nasdaq altogether if, among other possible grounds, (i) the number of publicly held Shares falls below 500,000, (ii) the total number of publicly held shares falls below 300, (iii) the market value of publicly held shares falls below $1 million, (iv) there are fewer than two active and registered market makers in the shares, (v) the bid price for the shares falls below $1 per share, or (vi)(A) Clinical Data has shareholders’ equity of less than $2.5 million, (B) the market value of Clinical Data’s listed securities is less than $35, and (C) Clinical Data’s net income from continuing operations is less than $500,000 for the most recently completed fiscal year and two of the last three most recently completed fiscal years. Shares held by officers or directors of Clinical Data, or by any beneficial owner of more than 10% of the Shares, will not be considered as being publicly held for this purpose. According to Clinical Data, as of February 17, 2011, the authorized capital stock of Clinical Data consisted of (i) 100,000,000 Shares, of which 31,034,621 were issued and outstanding, 4,625,595 Shares were issuable upon exercise of outstanding options granted under Clinical Data’s equity incentive plans, 4,129,912 Shares were issuable upon exercise of issued and outstanding warrants, 6,110,599 Shares were issuable upon exchange of issued and outstanding Company Notes, and up to 2,068 Shares were potentially issuable pursuant to outstanding Clinical Data deferred stock units, and (ii) 1,500,000 shares of preferred stock, $0.01 par value, of Clinical Data of which no shares were issued and outstanding. As of February 17, 2011, 1,363,846 Shares were reserved for future issuance pursuant to Clinical Data’s equity incentive plans. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares are either no longer eligible for Nasdaq or are delisted from Nasdaq altogether, the market for Shares will be adversely affected.

If Nasdaq were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of shareholders and/or the aggregate market value of the publicly traded Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. The Purchaser can not predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the Shares or whether it would cause future market prices to be greater or less than the Shares Offer Price. Trading in the Shares will cease upon consummation of the Merger if trading has not ceased earlier as discussed above.

Margin Regulations. The Shares are currently “margin securities” under the Regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of Clinical Data to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Clinical Data to its shareholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Clinical Data, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with shareholders’ meetings and the related requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of Clinical Data and persons holding “restricted securities” of Clinical Data to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or be eligible for listing on Nasdaq. We intend and will cause Clinical Data to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Merger as the requirements for termination of registration are met.

14. Dividends and Distributions.

The Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, without the prior written consent of Parent, Clinical Data will not, and will not allow its subsidiaries to, declare, set aside for payment or pay any dividend on, or make any other cash or stock distribution with respect to any outstanding shares of capital stock, voting securities or other equity interests of Clinical Data.

15. Conditions of the Offer.

For the purposes of this Section 15, capitalized terms used but not defined herein will have the meanings set forth in the Merger Agreement. Notwithstanding any other term of the Offer or the Merger Agreement, and in addition to the Purchaser’s rights to extend, amend or terminate the Offer in accordance with the provisions of the Merger Agreement and applicable law, neither Parent nor the Purchaser shall be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for any tendered Securities:

(a)	unless the Minimum Condition shall have been satisfied, and the Regulatory Condition shall have been satisfied; and

(b)	if, upon expiration of the Offer (as it may have been extended pursuant to the terms of the Merger Agreement) and before acceptance of the Securities for payment, any of the following conditions exists and is continuing:

(A)(i) the representations and warranties of Clinical Data contained in Section 4.3(a), Section 4.3(b) and Section 4.3(c) and in the first sentence of Section 4.3(e) (all relating to the capitalization of Clinical Data) shall not be true and correct other than in any de minimis respect as of the date of the Agreement and as of the Acceptance Time as if made on such date (except for those representations and warranties which address matters only as of an earlier date which shall be true and correct as of such date); (ii) the representations and warranties of Clinical Data contained in Section 4.1(a) (Organization and Qualification; Company Subsidiaries), Section 4.3 (Capitalization) (other than the representations and warranties described in clause (i)) and Section 4.4 (Authority Relative to this Agreement) shall not be true and correct in all material respects (unless such representation or warranty is already qualified by materiality or Material Adverse Effect, in which case in all respects) as of the date of the Agreement and as of the Acceptance Time as if made as of such date; and (iii) each of the other representations and warranties of the Company contained in the Agreement, other than those described in clauses (i) and (ii), shall not be true and correct (without giving effect to any exception or qualification contained therein relating to materiality or Material Adverse Effect) as of the date of the Agreement and as of the Acceptance Time, as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall not have been true and correct as of such earlier date), and, in the case of this clause (iii), such failure to be true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

(B) the obligations, covenants and agreements of Clinical Data contained in the Agreement that are required to have been performed or complied with by the Company prior to the Acceptance Time shall not have been performed or complied with in all material respects; or, if not performed or complied with in all material respects, such noncompliance or failure to perform shall have been cured (to the extent curable);

(C) any event, occurrence, development or state of circumstances, change, fact or condition shall have occurred since the date of the Merger Agreement that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect;

(D) there shall have been issued, since the date of the Merger Agreement, by any court of competent jurisdiction, an injunction (that shall not have been vacated, withdrawn or overturned) that prohibits the acceptance for payment of Shares, Company Notes or In-the-Money Warrants tendered pursuant to the Offer or that prohibits the consummation of the Merger;

(E) any Legal Requirement shall be in effect that makes illegal or prohibits the consummation of the Merger, or any court of competent jurisdiction shall have issued any restraining order, injunction or Judgment prohibiting the consummation of the Merger, which restraining order, injunction or Judgment shall be in effect; or

(F) the Merger Agreement shall have been validly terminated in accordance with its terms; and

(c)	Clinical Data shall have furnished Parent with a certificate dated as of the date of determination signed on Clinical Data’s behalf by its Chief Executive Officer or Chief Financial Officer to the effect that the conditions set forth in clauses (b)(A), (b)(B), and (b)(C) above are satisfied

The foregoing conditions are for the sole benefit of Parent and the Purchaser, may be asserted by either Parent or the Purchaser, regardless of the circumstances giving rise to any such conditions and, except for the Minimum Condition, may be waived by Parent or the Purchaser in whole or in part at any time and from time to time, subject to the terms of the Merger Agreement and applicable law. Moreover, the Purchaser has discretion over whether to accept for payment or (subject to the rules and regulations of the SEC) pay for, any In-the-Money Warrant that has an expiration date that would occur earlier than the third business day following the expiration date of the Offer (as the Offer may be extended). The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

16. Certain Legal Matters; Regulatory Approvals.

General. Except as described in this Section 16, based on our examination of publicly available information filed by Clinical Data with the SEC and other information concerning Clinical Data, we are not aware of any governmental license or regulatory permit that appears to be material to Clinical Data’s business that might be adversely affected by our acquisition of Securities as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Securities by the Purchaser or Parent as contemplated herein. Should any such approval or other action be required, we currently contemplate that, except as described below under “State Takeover Statutes,” such approval or other action will be sought. While we do not currently intend to delay acceptance for payment of Securities tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Clinical Data’s business, any of which under certain conditions specified in the Merger Agreement, could cause us to elect to terminate the Offer without the purchase of Securities thereunder under certain conditions. See Section 15 — “Conditions of the Offer.”

Shareholder Litigation. On February 25, 2011, a purported shareholder of Clinical Data named Joel Kerr filed a lawsuit in the Trial Court of the Commonwealth of Massachusetts, Superior Court Department against the members of Clinical Data’s Board of Directors, Clinical Data, and Forest (the “Kerr Complaint”). On March 1, 2011, a purported shareholder of Clinical Data named Bradley Wojno filed a lawsuit in the Court of Chancery in the State of Delaware against the members of Clinical Data’s Board of Directors, Clinical Data, Forest, and the Purchaser (the “Wojno Complaint”). On March 2, 2011, a purported shareholder of Clinical Data named Douglas Staples filed a lawsuit in the Court of Chancery in the State of Delaware against the members of Clinical Data’s Board of Directors, Clinical Data, Parent, the Purchaser, and Forest (the “Staples Complaint”). On March 3, 2011, a purported shareholder of Clinical Data named Alla Dorodny filed a lawsuit in the Court of Chancery in the State of Delaware against the members of Clinical Data’s Board of Directors, Clinical Data, the Purchaser, and Forest (the “Dorodny Complaint”). On March 4, 2011, purported shareholders of Clinical Data named Vinod Podichetty and Robert Kelsey filed a lawsuit in the United States District Court for the District of Massachusetts against the members of Clinical Data’s Board of Directors, Clinical Data, Forest, and the Purchaser (the “Podichetty and Kelsey Complaint,” the “Complaints”). On March 7, 2011, a purported shareholder of Clinical Data named Michael A. Toht filed a lawsuit in the Court of Chancery in the State of Delaware against the members of Clinical Data’s Board of Directors and Clinical Data (the “Toht Complaint,” and together with the Kerr Complaint, the Wojno Complaint, the Staples Complaint, the Dorodny Complaint, and the Podichetty and Kelsey Complaint, the “Complaints”).

Each of the plaintiffs purports to sue on behalf of a class of other shareholders of Clinical Data. Each Complaint alleges that the members of Clinical Data’s Board of Directors breached their fiduciary duties to Clinical Data’s shareholders in connection with the sale of Clinical Data. Each Complaint, other than the Toht Complaint, also alleges that Forest aided and abetted the purported breaches of fiduciary duties. The Wojno

Complaint, the Staples Complaint and the Podichetty and Kelsey Complaint each allege that Clinical Data aided and abetted the purported breaches of fiduciary duties. The Wojno Complaint, the Dorodny Complaint and the Podichetty Complaint each allege that the Purchaser aided and abetted the purported breaches of fiduciary duties. Each Complaint seeks to enjoin the Offer, in addition to seeking other relief. With respect to each of the Complaints, Parent, the Purchaser, and Forest believe that the plaintiff’s allegations lack merit and, if the plaintiff proceeds with the litigation, will contest them vigorously.

Antitrust Compliance. Under the HSR Act, and the related rules and regulations that have been issued by the United States Federal Trade Commission (the “FTC”), certain transactions may not be consummated until specified information and documentary material (“Premerger Notification and Report Forms”) have been furnished to the FTC and the Antitrust Division of the Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. These requirements of the HSR Act apply to the acquisition of Securities in the Offer and the Merger.

Under the HSR Act, our purchase of Securities in the Offer may not be completed until the expiration of a 15 calendar day waiting period following the filing by Parent, as the parent entity of the Purchaser, of a Premerger Notification and Report Form concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. If the 15th calendar day of the waiting period is not a business day, the waiting period is extended until the next business day. Parent and Clinical Data have each filed their Premerger Notification and Report Forms with the FTC and the Antitrust Division on March 2, 2011 in connection with the purchase of Securities in the Offer and the Merger. If within the 15 calendar day waiting period either the FTC or the Antitrust Division issues a request for additional information and documentary material (a “Second Request”), the waiting period with respect to the Offer and the Merger would be extended until 10 calendar days following the date of substantial compliance by Parent with that request, unless the FTC or the Antitrust Division terminates the additional waiting period before its expiration. After the expiration of the 10 calendar day waiting period, the waiting period could be extended only by court order or with Parent’s consent. In practice, complying with a Second Request can take a significant period of time. Although Clinical Data is required to file certain information and documentary material with the FTC and the Antitrust Division in connection with the Offer, neither Clinical Data’s failure to make those filings nor a request for additional documents and information issued to Clinical Data from the FTC or the Antitrust Division will extend the waiting period with respect to the purchase of Securities in the Offer and the Merger.

The Merger will not require an additional filing under the HSR Act if the Purchaser owns more than 50% of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

The FTC and/or the Antitrust Division will scrutinize the legality under the U.S. federal antitrust laws of the Purchaser’s proposed acquisition of Clinical Data. At any time before or after the Purchaser’s acceptance for payment of Securities pursuant to the Offer, if the Antitrust Division or the FTC believes that the Offer would violate the U.S. federal antitrust laws by substantially lessening competition in any line of commerce affecting U.S. consumers, the FTC and the Antitrust Division have the authority to challenge the transaction by seeking a federal court order enjoining the transaction or, if Securities have already been acquired, requiring disposition of such Securities, or the divestiture of substantial assets of the Purchaser, Clinical Data, or any of their respective subsidiaries or affiliates or requiring other conduct relief. U.S. state attorneys general and private persons may also bring legal action under the antitrust laws seeking similar relief or seeking conditions to the completion of the Offer. Although Parent believes that consummation of the Offer would not violate any antitrust laws, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. If any such action is threatened or commenced by the FTC, the Antitrust Division or any state or any other person, the Purchaser may not be obligated to consummate the Offer or the Merger. See Section 15 — “Conditions of the Offer.”

Other Foreign Competition Filings. Clinical Data and Parent do not believe that consummation of the Offer or the Merger require any regulatory filings or approvals of any foreign antitrust or competition authority, and no such filing or approval will be a condition to the Offer.

State Takeover Laws. A number of states (including Delaware) have adopted takeover laws and regulations that purport, to varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated in such states or that have substantial assets, stockholders, principal executive offices or principal places of business therein. Clinical Data, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which may have enacted such laws. Clinical Data is incorporated in Delaware and is subject to Section 203 of the DGCL. In general, Section 203 of the DGCL prevents an “interested stockholder” (including a person that has the right to acquire 15% or more of the corporation’s outstanding voting stock) from engaging in a “business combination” (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder.

Parent and the Purchaser have represented and warranted to Clinical Data that (i) neither entity is or has been since January 1, 2008 an “interested stockholder” as defined in Section 203 of the DGCL, and (ii) neither Parent nor any of its affiliates directly or indirectly owns or has owned at all times since January 1, 2008, beneficially or otherwise, any Shares or any securities, contracts, or obligations convertible into or exerciseable and exchangeable for Shares. Moreover, Clinical Data has represented and warranted to the Purchaser and Parent that (i) Clinical Data’s Board of Directors has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203) will not apply to the execution, delivery or performance of the Merger Agreement, the Support Agreement or the consummation of the Transactions, and (ii) no other corporate takeover statute or similar Legal Requirement (including any “moratorium,” “control share acquisition,” “business combination,” or “fair price” statute) applies or purports to apply to the Transactions. Except as described herein, we do not know whether any of these laws will, by their terms, apply to the Offer or the Merger, and we have not complied with any such laws except as described herein. To the extent that certain provisions of these laws purport to apply to the Offer or the Merger, we believe there are reasonable bases for contesting such laws. The Purchaser also reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right.

Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, we may not be obligated to accept for payment any Shares tendered in the Offer. See Section 15 — “Conditions of the Offer.”

17. Fees and Expenses.

Morgan Stanley & Co. Incorporated (“Morgan Stanley”) is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services to Parent in connection with the proposed acquisition of Clinical Data, for which services Morgan Stanley will receive customary compensation. Morgan Stanley will be reimbursed for its reasonable fees and expenses, including the reasonable fees and disbursements of Morgan Stanley’s counsel, incurred in connection with Morgan Stanley’s engagement, and will be indemnified, along with certain related parties, against specified liabilities, including liabilities under the federal securities laws. In the ordinary course of business, Morgan Stanley and its respective affiliates may actively trade or hold securities or loans of Parent and Clinical Data for their own accounts or for the accounts of customers and, accordingly, Morgan Stanley and/or its respective affiliates may at any time hold long or short positions in these securities or loans.

The Purchaser has retained MacKenzie Partners, Inc. to be the Information Agent and American Stock Transfer & Trust Company, LLC to be the Depositary in connection with the Offer. The Information Agent may contact holders of Securities by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Securities.

The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

Except as described above, neither Parent nor the Purchaser will pay any fees or commissions to any broker or dealer or to any other person in connection with the solicitation of tenders of Securities pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

18. Miscellaneous.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Securities in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Purchaser.

No person has been authorized to give any information or to make any representation on behalf of Parent or the Purchaser not contained herein or in the applicable Letter(s) of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be the agent of Parent, the Purchaser, the Depositary, the Dealer Manager or the Information Agent for the purpose of the Offer.

Parent and the Purchaser have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, Clinical Data has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of Clinical Data’s Board of Directors with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 7 — “Certain Information Concerning Clinical Data” above.

Magnolia Acquisition Corp.

March 8, 2011

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER AND PARENT

1.	DIRECTORS AND EXECUTIVE OFFICERS OF FOREST.

The name, current principal occupation or employment of each director and executive officer of Forest are as set forth below. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to a position with Forest. The business address of each of the below individuals is 909 Third Avenue, New York, New York 10022. All directors and officers set forth below are United States citizens, except for Ray Stafford, who is a citizen of Ireland.

Name	Present Principal Occupation Including Name and Address of Employer
Directors

Howard Solomon	President, Chairman of the Board and Chief Executive Officer

Nesli Basgoz, M.D.	Associate Chief for Clinical Affairs, Division of Infectious Diseases, Massachusetts General Hospital and Associate Professor of Medicine at Harvard Medical School

William J. Candee, III	Co-Chairman of the Board and a Principal with TXX Services, LLC (transportation company)

George S. Cohan	President of George Cohan Company, Inc. (consultancy)

Dan L. Goldwasser	Shareholder at Vedder Price, P.C. (law firm)

Kenneth E. Goodman	Former President and Chief Operating Officer

Lester B. Salans, M.D.	Clinical Professor and member of the Clinical Attending Staff - Internal Medicine at the Mount Sinai Medical School

Peter J. Zimetbaum, M.D.	Director of Clinical Cardiology at Beth Israel Deaconess Medical Center in Boston and Associate Professor of Medicine at Harvard Medical School

Lawrence S. Olanoff	Senior Scientific Advisor

Officers

Howard Solomon	President, Chairman of the Board and Chief Executive Officer

Elaine Hochberg	Executive Vice President – Marketing and Chief Commercial Officer

Francis I. Perier, Jr.	Executive Vice President – Finance and Administration and Chief Financial Officer

Marco Taglietti, M.D.	Senior Vice President – Research and Development and President, Forest Research Institute

David Solomon	Senior Vice President – Corporate Development and Strategic Planning

1

Name	Present Principal Occupation Including Name and Address of Employer

Kevin Walsh	Senior Vice President and Director of Operations

Jerome Lynch	Senior Vice President – Sales

Ray Stafford	Executive Vice President – Global Marketing

Joseph Zimmerman	Vice President – Chief Compliance Officer

Herschel Weinstein	Vice President – General Counsel

2.	DIRECTORS AND EXECUTIVE OFFICERS OF PARENT.

The name, current principal occupation or employment of each executive officer of FL Holding are as set forth below. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to a position with Forest. The business address of each of the below individuals is 909 Third Avenue, New York, New York 10022. All directors and officers set forth below are United States citizens.

Name	Present Principal Occupation Including Name and Address of Employer
Officers

Ralph Kleinman	Vice President, Corporate Tax and Treasury and Manager, FL Holding CV

3.	DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER.

The name, current principal occupation or employment of each director and executive officer of Magnolia are as set forth below. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to a position with Forest. The business address of each of the below individuals is 909 Third Avenue, New York, New York 10022. All directors and officers set forth below are United States citizens.

Name	Present Principal Occupation Including Name and Address of Employer
Directors

Howard Solomon	President, Chairman of the Board and Chief Executive Officer

David Solomon	Senior Vice President – Corporate Development and Strategic Planning and Vice-President, Purchaser
Officers

Howard Solomon	President, Chairman of the Board and Chief Executive Officer

Francis I. Perier, Jr.	Executive Vice President – Finance and Administration and Chief Financial Officer

David Solomon	Senior Vice President – Corporate Development and Strategic Planning and Vice-President, Purchaser

Rita Weinberger	Vice President and Controller

2

Manually signed facsimiles of the applicable Letter(s) of Transmittal, properly completed, will be accepted. The applicable Letter(s) of Transmittal, certificates evidencing Shares, In-the-Money Warrants, Company Notes, and any other required documents should be sent or delivered by each holder of Securities or its, his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Stock Transfer Agent for the Offer is:

If delivering by mail:	If delivering by hand or courier:
American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042 Phone: Toll-free (877) 248-6417 (718) 921-8317	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

Questions or requests for assistance may be directed to the Information Agent at the address and telephone numbers listed below. Additional copies of this Offer to Purchase and the applicable Letter(s) of Transmittal may also be obtained from the Information Agent. Holders of Securities may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

212-929-5500 (Call Collect) or

CALL TOLL FREE 800-322-2885

Email: tenderoffer@mackenziepartners.com

The Dealer Manager for the Offer is:

Morgan Stanley & Co. Incorporated

1585 Broadway

New York, NY 10036

(212) 761-0367